UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Vir Biotechnology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VIR BIOTECHNOLOGY, INC.

1800 Owens Street, Suite 900
San Francisco, California 94158
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2024
Dear Stockholder:
On behalf of the Board of Directors, you are cordially invited to attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Vir Biotechnology, Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Wednesday, May 29, 2024, at 9:00 a.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2024 where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or proxy card to attend the Annual Meeting virtually.
We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1.
To elect the Board of Directors’ four nominees for director named herein to hold office until the 2027 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal.

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.
3.
To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2024.

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 1, 2024. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors

Vanina de Verneuil, J.D.
Secretary

San Francisco, California
April 19, 2024

Proxy Statement Summary
This summary highlights important information you will find in this proxy statement. As it is only a summary, please review the complete proxy statement before you vote.
Annual Meeting Information
DATE:	Wednesday, May 29, 2024
TIME:	9:00 a.m. Pacific Time
LOCATION:	Online only at www.virtualshareholdermeeting.com/VIR2024
RECORD DATE:	April 1, 2024
Voting Matters and Vote Recommendation
Voting Matter	Board Recommendation	Page Number for more detail
Proposal 1—Election of Directors	FOR each nominee	7
Proposal 2—Advisory Vote on Executive Compensation	FOR	23
Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	24
Corporate Governance Matters
We are committed to the highest standards of ethics, business integrity and corporate governance, which we believe will ensure that our Company is managed for the long-term benefit of our stockholders. Our governance practices are designed to establish and preserve the accountability of the Board of Directors and management, provide a structure that allows the Board to set objectives and monitor performance, ensure the efficient use of Company resources and enhance stockholder value. Please see “Information Regarding the Board of Directors and Corporate Governance” for more information.
Our commitment to good corporate governance is illustrated by the following practices:
•	Board independence (9 out of 11 directors are independent)
•	Independent Board Chair
•	Independent directors regularly meet in executive sessions without management or non-independent directors present
•	100% independent Audit, Compensation and Nominating and Corporate Governance Committees
•	Board refreshment practices
•	Annual Board and Committee self-assessments
•	Strong corporate governance guidelines and policies
•	Board diversity (female and minority directors comprise 45% of our current Board)
•	Multiple clawback policies that provide the Compensation Committee additional ability to recoup compensation beyond what the Dodd-Frank Act requires
•	Stock ownership guidelines for directors and executive management
•	Well-established Board strategic and risk oversight function
i

ESG Statement
At Vir, we have a bold vision – powering the immune system to transform lives. Guided by science, we relentlessly build on our immunologic and virology expertise and cutting-edge technologies in pursuit of transformative medicines to treat and prevent serious infectious diseases and other serious conditions, including viral-associated diseases. Our innovations stem from courage and bold ideas. We approach each day with a sense of optimism and humility, recognizing that our strength resides in the diversity of our journeys and the opportunity to learn from each other.
Our commitment to ESG is deeply embedded in our culture and is based on humanitarian principles and practices. We are acutely aware of our interconnectedness, and we take responsibility for doing our part to reduce our impact on the environment, to fostering a diverse and inclusive workforce, and to upholding the highest legal, economic and ethical standards.
•	Environment: We recognize the evolving landscape of climate change and are dedicated to evaluating practices that reduce our environmental impact, such as recycling, reducing waste and saving energy.
•
Social: We fiercely value diversity of thought and are passionately committed to maintaining a diverse and inclusive culture that extends to our employees, patients, communities and collaborators around the world.

•	Governance: We adhere to strong governance practices and hold ourselves accountable to our high ethical standards. We uphold responsible business practices.
We also recently adopted a comprehensive Statement on Human Rights, setting forth standards applicable to Vir and its subsidiaries. These standards include a description of our commitment to human rights, along with our related compliance efforts, enforcement procedures and governance practices. We expect our suppliers, vendors and supply chain partners to also comply with these standards. Our Statement of Human Rights is available to stockholders on our website at www.vir.bio. The information found on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with, or furnish to, the SEC.
Our Director Nominees
Proposal 1 — Election of Directors
Each Class II director nominee is listed below, and you can find additional information regarding our nominees in the section titled “Proposal 1—Election of Directors” beginning on page 7.
Name	Age	Director Since	Board Committees
Marianne De Backer, M.Sc., Ph.D., MBA	55	2023	None
Norbert Bischofberger, Ph.D.	68	New Nominee	Compensation and Science and Technology*
Ramy Farid, Ph.D.	59	New Nominee	Audit and Science and Technology*
Robert Nelsen	60	2017	Nominating and Corporate Governance
*	Indicates on which Board Committees the new nominee would serve if elected to serve as a director at the Annual Meeting.
Executive Compensation Matters
Proposal 2 – Advisory Vote on Executive Compensation
The Board of Directors recommends that stockholders vote to approve, on an advisory basis, the compensation paid to the Company’s named executive officers as described in this proxy statement (the “say-on-pay” vote). Detailed information about the compensation paid and awarded to our named executive officers can be found beginning on page 23.
ii

Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Highlights of our executive compensation best practices follow.
•
Recruited and onboarded several new executives, including our CEO: In 2023, we recruited several highly skilled leaders (including the CEO and two NEOs) to our executive management team and promoted others from within the Company.

•
Enabled smooth transition of leadership without special severance arrangements: There were no special severance arrangements granted to any of the departing members of the executive management team in 2023.

•
Strong pay-for-performance alignment: The majority of each named executive officer’s pay is “at-risk” and is tied to corporate performance, whether through our annual incentive plan or through equity-based compensation.

•
Additional disclosure throughout the CD&A: This year we expanded disclosure throughout the Compensation Discussion and Analysis to provide stockholders greater insight into how compensation decisions are made and the rationale behind them.

Our Auditors
Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
You are being asked to vote to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024. Detailed information about this proposal can be found beginning on page 24.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by the Internet or telephone, please refer to your proxy card or Notice of Internet Availability of Proxy Materials. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.
iii

VIR BIOTECHNOLOGY, INC.

1800 Owens Street, Suite 900
San Francisco, California 94158
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2024
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Vir Biotechnology, Inc. (“we,” “us,” “our,” the “Company” or “Vir”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held virtually on Wednesday, May 29, 2024, at 9:00 a.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2024 where you will be able to listen to the meeting live, submit questions and vote online. You will need the 16-digit control number included on your Notice or proxy card in order to be able to vote your shares or submit questions via the Internet during the Annual Meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 19, 2024, to all stockholders of record entitled to vote at the Annual Meeting.
Why are we holding a virtual Annual Meeting?
This year we are using a virtual format for our Annual Meeting, which will be conducted via live audio webcast, and online stockholder tools. We believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of the Board or management. We welcome questions and comments from our stockholders and will answer questions submitted during the Annual Meeting to the extent relevant to the business of the Annual Meeting and as time permits.
What do I need to do to attend the Annual Meeting?
You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/VIR2024. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 9:00 a.m. Pacific Time on May 29, 2024. We encourage you to access the Annual Meeting prior to the start time. Online check-in will begin at 8:45 a.m. Pacific Time, and you should allow ample time for the check-in procedures.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 1, 2024 (the “Record Date”), will be entitled to vote at the Annual Meeting. On the Record Date, there were 135,843,977 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder for a period of ten days ending on the day before the Annual Meeting. If you would like to view the list, please contact our Secretary to make arrangements by writing to our Secretary at Attn: Secretary, 1800 Owens Street, Suite 900, San Francisco, California 94158.

Stockholder of Record: Shares Registered in Your Name
If on the Record Date, your shares were registered directly in your name with Vir’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote live online at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live online during the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:
•
Proposal 1: Election of the Board’s four nominees for director named herein to hold office until the 2027 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal;

•	Proposal 2: To approve, on an advisory basis, the compensation of our named executive officers; and
•
Proposal 3: Ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the Annual Meeting?
The Board recommends that you vote:
•
“FOR” the election of the Board’s four nominees for director named herein to hold office until the 2027 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal (Proposal 1);

•	On an advisory basis, “FOR” the compensation of our named executive officers (Proposal 2); and
•
“FOR” the ratification of the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024 (Proposal 3).

What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” any nominee to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote live online even if you have already voted by proxy.
•
To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2024, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website). You will need the 16-digit control number included on your Notice or proxy card in order to be able to vote your shares during the Annual Meeting.

•
To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide your 16-digit control number from your Notice or proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on May 28, 2024, to be counted.

•
To vote through the Internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your Notice with your smartphone. You will be asked to provide your 16-digit control number from your Notice or proxy card. Your Internet vote must be received by 11:59 p.m. Eastern Time on May 28, 2024, to be counted.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If we receive your signed proxy card before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Vir. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on the Record Date.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or live online at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter. The determination of whether a proposal is “routine” or “non-routine” will be made by New York Stock Exchange (“NYSE”) or Broadridge Financial Solutions (“Broadridge”), our independent agent to receive and tabulate stockholder votes, based on NYSE rules that regulate member brokerage firms. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to matters that are considered to be “non-routine”. Our expectation is that NYSE will deem Proposals 1 and 2 to be “non-routine” and Proposal 3 to be “routine”, and that as a result your broker or nominee would not be able to vote your shares on Proposals 1 or 2 without your instructions, but would be able to vote your shares on Proposal 3 even in the absence of your instruction.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What if I return a signed proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the four nominees for director as described in Proposal 1, “For” the approval of the compensation of our named executive officers as described in Proposal 2 and “For” the ratification of the appointment by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, as described in Proposal 3. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. In addition, we have retained Innisfree M&A Incorporated to solicit proxies by mail, telephone and electronic methods. We will pay a fee of approximately $20,000 to Innisfree M&A Incorporated plus costs and expenses for these services. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each of the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date;
•	You may grant a subsequent proxy by telephone or through the Internet;
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 1800 Owens Street, Suite 900, San Francisco, California 94158; or
•
You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke your proxy). Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be included in next year’s proxy materials, must be received by our Secretary no later than December 20, 2024, to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting. If you wish to submit a proposal (including a director nomination) at next year’s annual meeting that is not to be included in next year’s proxy materials, you must do so between January 29, 2025 and February 28, 2025. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 30, 2025. You are also advised to review our Amended and Restated Bylaws dated March 2, 2023 (“Bylaws”), which contain additional requirements relating to advance notice of stockholder proposals and director nominations, including the requirements of Rule 14a-19 under the Exchange Act.
How are votes counted?
Votes will be counted by the Inspector of Elections appointed for the Annual Meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and, if applicable, broker non-votes; for Proposal 2 regarding the advisory vote to approve executive compensation, votes “For,” “Against,” abstentions and, if applicable, broker non-votes; and for Proposal 3 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2 and 3 and will have the same effect as “Against” votes in each case. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NYSE or Broadridge, as applicable, to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
For the election of directors, the four nominees receiving the most “For” votes from the holders of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
To be approved, on an advisory basis, Proposal 2, the advisory vote on the compensation paid to the Company’s named executive officers, must receive “For” votes from the holders of a majority of shares present by remote communication at the Annual Meeting or by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Assuming NYSE or Broadridge, as applicable, deem Proposal 2 to be “non-routine”, any resulting broker non-votes will have no effect on the matter.
To be approved, Proposal 3, ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024, must receive “For” votes from the holders of a majority of shares present by remote communication at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Brokers generally have discretionary authority to vote on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm, thus we do not expect any broker non-votes on Proposal 3.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present by remote communication at the Annual Meeting or represented by proxy. On the Record Date, there were 135,843,977 shares outstanding and entitled to vote. Thus, the holders of at least 67,921,989 shares must be present by remote communication or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote live online at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or the holders of a majority of shares present by remote communication at the Annual Meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual

Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Whom should I contact if I have any questions?
If you have any questions or require any assistance with voting your shares, please contact the bank, broker or other agent holding your shares, or our Investor Relations department at ir@vir.bio.
Whom do I contact if I experience technical difficulties trying to access or during the Annual Meeting?
If you have technical difficulties when accessing the Annual Meeting, there will be technicians available to assist you. If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board currently consists of 11 members. There are four directors in Class II, whose term of office expires at the Annual Meeting: Marianne De Backer, M.Sc., Ph.D., MBA, Robert Nelsen, Robert Perez and Phillip Sharp, Ph.D. Dr. De Backer and Mr. Nelsen have been nominated by the Board for re-election at the Annual Meeting, along with two new director nominees – Norbert Bischofberger, Ph.D. and Ramy Farid, Ph.D. Mr. Perez and Dr. Sharp will cease to serve as directors immediately following the election and qualification of a successor at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Dr. De Backer and Mr. Nelsen are each current directors, and all four director nominees were recommended for election to the Board as Class II directors at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2027 Annual Meeting of Stockholders, and until their successor is duly elected and qualified, or until their earlier death, resignation or removal. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve. It is our policy to encourage directors and nominees for director to attend the Annual Meeting. Six of the then-serving directors attended the Company’s 2023 Annual Meeting of Stockholders.
The Nominating and Corporate Governance Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to the effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific experience, qualifications, attributes or skills of each current director and nominee that led the Nominating and Corporate Governance Committee to believe that each individual should serve on the Board.
Annually, the Board considers director nominee recommendations from the Nominating and Corporate Governance Committee and determines the appropriate characteristics, skills and experience for the Board as a whole and for its individual members. Among other things, the Board evaluates the number of boards or committees on which a director or director nominee serves. The Board recognizes that a director’s or a director nominee’s ability to fulfill his or her responsibilities as a member of the Board can be impaired if he or she serves on a large number of other boards or board committees. In addition, the Board also considers, among other things, the director’s relevant expertise upon which to be able to offer advice and guidance to management, whether the director has sufficient time to devote to the affairs of the Company, whether the director demonstrates excellence in his or her field, whether the director has the ability to exercise sound business judgment, whether the director has experience as a board member or executive officer of another publicly held company, and whether the director has the commitment to rigorously represent the long-term interests of the Company’s stockholders. In the case of incumbent directors whose terms of office are set to expire, the Board reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships or transactions that might impair such directors’ independence. Prior to nominating Mr. Nelsen for election at the Annual Meeting, the Nominating and Corporate Governance Committee and the Board evaluated Mr. Nelsen’s status, as he currently serves on the board of directors of several publicly held companies in connection with his role as a co-founder and a Managing Director of ARCH Venture Partners, L.P. The Board concluded that his continued service on the Board would be in the best interest of our stockholders based on Mr. Nelsen’s evidenced commitment to the Company since the Company’s inception in 2016, his significant breadth and depth of experience as a venture capitalist in the biotechnology industry, including playing a significant role in the creation, early sourcing, financing and development of more than 150 companies, many of which have reached valuations exceeding $1 billion, and the unique and diverse perspective that he brings to our Board. The Board also considered the fact that Mr. Nelsen has indicated to the Board that he intends to reduce the number of directorships he currently holds at other public companies in the near future. The Board further believes that other employment or directorship commitments of the director nominees named in this proxy statement would not prevent them from dedicating the necessary time and attention to our Company.
The following is a brief biography of each nominee, each director whose term will continue after the Annual Meeting and each of our executive officers.
Nominees for Election for a Three-Year Term Expiring at the 2027 Annual Meeting
Marianne De Backer, M.Sc., Ph.D., MBA, 55, has served as our Chief Executive Officer and a member of the Board of Directors since April 2023. From 2019 to March 2023, Dr. De Backer served as Executive Vice President, Head of Pharmaceuticals Strategy, Business Development and Licensing/Open Innovation, and a member of the Executive Committee for Bayer Pharmaceuticals, a multinational pharmaceutical and biotechnology company. Previously, from 1991 through 2019, she was at Johnson & Johnson, a pharmaceutical company, where she most recently held global Business and Corporate Development roles including the position of Vice President of M&A Operations and Divestitures globally for the Pharmaceuticals Group and head of Infectious Diseases & Vaccines Business Development. Prior to that she led a commercial business unit in Europe as well as drug discovery research in both Europe and the United States. Dr. De Backer currently serves as a non-executive Director on the Board of Directors of the Gladstone Foundation, a nonprofit organization. Dr. De Backer previously served on the Board of Directors of Arrowhead Pharmaceuticals Inc., a U.S. publicly traded biotechnology company, from 2019 until April 2023 and the Board of Directors of Kronos Bio, Inc., a U.S. publicly traded biotechnology company, from 2021 until June 2023. Dr. De Backer holds a Master in molecular biology from the Vrije Universiteit Brussels, a Master in engineering and biochemistry and a Ph.D. in biotechnology from the Ghent University, Belgium and an M.B.A. from Erasmus University, Rotterdam.
The Nominating and Corporate Governance Committee and Board believe Dr. De Backer is qualified to serve on the Board due to her extensive scientific training, business acumen, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries and the perspective and experience she brings to the role of Vir’s Chief Executive Officer.
Norbert Bischofberger, Ph.D., 68, has served as President and Chief Executive Officer, and a member of the Board of Directors, of Kronos Bio, Inc. since 2018. Prior to joining Kronos Bio, Dr. Bischofberger was the Executive Vice President, Research and Development and Chief Scientific Officer at Gilead Sciences, Inc. Dr. Bischofberger joined Gilead in 1990 as Director of Chemistry after having worked as a Senior Scientist in Genentech, Inc.’s DNA Synthesis Group from 1986 until 1990. During his 28-year tenure at Gilead, Dr. Bischofberger presided over the development and approval of more than 25 medicines for a range of serious conditions which led to the transformation of the treatment of diseases such as HIV and viral hepatitis, including HBV and HCV. Dr. Bischofberger was part of the core management team that grew Gilead from less than 50 employees with no revenue to 10,000 employees with $25 billion in revenue. Dr. Bischofberger received a Ph.D. in organic chemistry from Zurich’s Eidgenössische Technische Hochschule and performed postdoctoral research in steroid chemistry at Syntex. He also performed additional research in organic chemistry and applied enzymology in Professor George Whiteside’s lab at Harvard University in Cambridge, Massachusetts. Dr. Bischofberger received an honorary doctorate in Natural Sciences (2016) from The University of Innsbruck and an honorary doctorate in Letters in Medicine (2017) from Baylor College of Medicine. Dr. Bischofberger was elected a Fellow of The American Association for Advancement of Science (2018). In addition to Kronos Bio, Dr. Bischofberger serves on the Board of Directors of Morphic Therapeutic Inc., a U.S. publicly traded biopharmaceutical company, the Supervisory Board of Bayer AG, a multinational public company with core competencies in the life science fields of health care and agriculture, and the Biopharma Advisory Board of Ginkgo Bioworks. Dr. Bischofberger’s appointment at Bayer AG will end on April 26, 2024, prior to the date of Vir’s Annual Meeting.
The Nominating and Corporate Governance Committee and Board believe Dr. Bischofberger is qualified to serve on the Board due to his mid-to-late-stage clinical development and scientific expertise and his experience as Chief Executive Officer and a director of publicly traded companies.

Ramy Farid, Ph.D., 59, serves as President and Chief Executive Officer, and a member of the Board of Directors, of Schrödinger, Inc. He joined Schrödinger in 2002 and helped advance the company’s computational platform and drug discovery portfolio while assuming positions of increasing responsibility before becoming a member of the Board of Directors in 2012 and Chief Executive Officer in 2017. Dr. Farid has played a key role in implementing major strategic initiatives, including more than 40 research collaborations and joint ventures, and led the company through its initial public offering in 2020. Dr. Farid currently serves on the board of directors of Ajax Therapeutics, Inc. and Structure Therapeutics Inc., a U.S. publicly traded biopharmaceutical company. Previously, he served on the board of directors of Nimbus Therapeutics, a biotechnology company he helped found in 2009. He also served on the board of directors of Morphic Therapeutic, Inc. Dr. Farid currently serves on Morphic Therapeutic’s scientific advisory board. Dr. Farid began his career in academia and was an assistant professor in the chemistry department at Rutgers University. He was a National Institutes of Health postdoctoral fellow in the Department of Biochemistry and Biophysics at the University of Pennsylvania and received his doctorate degree in chemistry from Caltech. He is an author on over 100 peer reviewed publications.
The Nominating and Corporate Governance Committee and Board believe Dr. Farid is qualified to serve on the Board due to his computational and data sciences expertise and his experience as Chief Executive Officer and a director of publicly traded companies.
Robert Nelsen, 60, has served as a member of the Board of Directors since April 2016. Mr. Nelsen co-founded ARCH Venture Partners, L.P., a venture capital firm, in 1986 and has served as a Managing Director since 1994. Mr. Nelsen has served on the boards of directors of Lyell Immunopharma, Inc. since September 2018, Sana Biotechnology, Inc. since October 2018 and Prime Medicine, Inc. since September 2020, each a U.S. publicly traded biotechnology company. Mr. Nelsen has served as the Chairman and as a member of the boards of directors of Hua Medicine, Inc., a drug development company, since April 2010 and Brii Biosciences, Inc., a biotechnology company, since June 2018, each a Hong Kong publicly listed company, and currently serves on the boards of directors of a number of private companies. Mr. Nelsen previously served on the boards of directors of a number of U.S. publicly traded biotechnology companies, including Denali Therapeutics, Inc., from 2015 to June 2022, Karuna Therapeutics, Inc. from 2018 to June 2021, Beam Therapeutics, Inc. from 2017 to May 2021, Unity Biotechnology, Inc. from 2011 to December 2020, Agios Pharmaceuticals, Inc. from 2007 to June 2017, Fate Therapeutics, Inc. from 2007 to June 2014, Syros Pharmaceuticals, Inc. from 2012 to June 2018, Sage Therapeutics, Inc. from 2013 to March 2016, Juno Therapeutics, Inc. from 2013 to March 2018 (until it was acquired by Celgene Corporation), Bellerophon Therapeutics, Inc. from 2014 to November 2015, Sienna Biopharmaceuticals, Inc. from 2015 to September 2018 and Gossamer Bio, Inc. from January 2018 to December 2018 (prior to its initial public offering) and on the board of directors of Revolution Healthcare Acquisition Corp., a special purpose acquisition company, from 2021 to April 2022. He previously served as a trustee of the Fred Hutchinson Cancer Research Institute and the Institute for Systems Biology, and was a member of the board of directors of the National Venture Capital Association. Mr. Nelsen received a B.S. from the University of Puget Sound with majors in Economics and Biology and an M.B.A. from the University of Chicago.
The Nominating and Corporate Governance Committee and Board believe Mr. Nelsen is qualified to serve on the Board due to his venture capital experience in the biotechnology industry.
The Board Recommends
A Vote “For” Each Named Nominee.
Directors Continuing in Office Until the 2025 Annual Meeting
Jeffrey S. Hatfield, 66, has served as a member of the Board of Directors since December 2020. Mr. Hatfield has been the Chairman of Vividion Therapeutics, Inc. (“Vividion”), a private biotechnology company that was acquired in August 2021 as an arm’s length subsidiary of Bayer Pharmaceuticals, Inc, since January 2023. He previously served as Vividion’s Chief Executive Officer from November 2020 until January 2023. Mr. Hatfield has also served as Chairman of ROME Therapeutics, Inc., a private biotechnology company, since July 2022. Previously, he served as Chief Executive Officer and board member of Zafgen from October 2017 until its acquisition of, and name change to, Larimar Therapeutics, Inc. in May 2020, and as President, Chief Executive Officer and board member of Vitae Pharmaceuticals, Inc. (“Vitae”), a clinical-stage public biotechnology company, from March 2004 until its acquisition by Allergan plc in October 2016. Prior to working at Vitae, Mr. Hatfield served in numerous executive capacities at BMS, including Senior Vice President of BMS’

Immunology and Virology divisions, President and General Manager of BMS Canada and Head of U.S. Market Access. Mr. Hatfield has previously served on the boards of directors of several publicly traded biotechnology companies, including MiRagen Therapeutics, Inc. (Chairman) from August 2017 until June 2021 shortly after its acquisition of, and name change to, Viridian Therapeutics in October 2020, aTyr Pharma, Inc. from April 2017 to April 2021, Ambit Biosciences Corp. prior to its acquisition by Daiichi Sankyo Company, Ltd. in November 2014, and InVivo Therapeutics, Inc. from October 2016 to December 2018. He is an adjunct professor teaching entrepreneurship to doctorial students at Purdue University’s College of Pharmacy and is a Key Advisory Board member for the Harvard Business School’s Blavatnik Fellowship in Life Sciences Entrepreneurship. Mr. Hatfield holds a B.S. in pharmacy from Purdue University’s College of Pharmacy and an M.B.A. from The Wharton School at the University of Pennsylvania.
The Nominating and Corporate Governance Committee and Board believe Mr. Hatfield is qualified to serve on the Board due to his extensive experience as an executive officer and board member of numerous biotechnology companies.
Saira Ramasastry, 48, has served as a member of the Board of Directors since September 2019. Ms. Ramasastry has served as Managing Partner of Life Sciences Advisory, LLC since April 2009, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life sciences industry. Ms. Ramasastry also serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, and as business and sustainability lead for the European Prevention of Alzheimer’s Dementia and IMI-PEARL consortiums. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc., an investment management company, where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, strategic and capital markets transactions. Prior to joining Merrill Lynch, she served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the board of directors of Day One Biopharmaceuticals, Inc and Mirum Pharmaceuticals, Inc., each a U.S. publicly traded biotechnology company, and Glenmark Pharmaceuticals, Ltd., a BSE and NSE-traded pharmaceuticals company, and previously served on the boards of directors of Innovate Biopharmaceuticals, Inc., a biotechnology company, from 2018 until its merger with RDD Pharma Ltd. in 2020, Repros Therapeutics Inc., a biopharmaceutical company, from 2013 until it was acquired by Allergan plc in 2018, Cassava Sciences, Inc., a biopharmaceutical company, from 2013 to 2020, Sangamo Therapeutics, Inc., a biotechnology company, from 2012 to 2022, and Akouos, Inc., a biotechnology company, from 2020 until it was acquired by Eli Lilly and Company in 2022 (each a U.S. publicly traded company). Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme and serves on the California regional board of Cambridge in America. Ms. Ramasastry is also a Health Innovator Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.
The Nominating and Corporate Governance Committee and Board believe Ms. Ramasastry is qualified to serve on the Board due to her extensive experience in global healthcare investment banking and strategic advisory consulting in the life sciences industry.
George Scangos, Ph.D., 75, has served as a member of the Board of Directors since January 2017 and served as our President and Chief Executive Officer from January 2017 to April 2023. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen. From October 1996 to July 2010, Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company (“Exelixis”). From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, a biotechnology company, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer Biotechnology’s biological products. Before joining Bayer Biotechnology in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos currently serves on the board of directors of Agilent Technologies, Inc., a U.S. publicly traded life sciences, diagnostics and applied chemical analysis company, and previously served on the board of directors of Exelixis from 1996 to 2020. Dr. Scangos served as Chair of PhRMA in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for

TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of UCSF. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.
The Nominating and Corporate Governance Committee and Board believe Dr. Scangos is qualified to serve on the Board to his extensive training as a scientist, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries and the perspective and experience he brings as our former President and Chief Executive Officer.
Directors Continuing in Office Until the 2026 Annual Meeting
Robert More, 56, has served as a member of the Board of Directors since September 2016. Since October 2016, Mr. More has served as Managing Director of Alta Partners, a venture capital firm. From July 2013 to May 2015, Mr. More served as Senior Advisor for the Bill & Melinda Gates Foundation, a private foundation that supports initiatives in education, world health and reducing poverty, and led its Global Health Venture Initiative. He served as a General Partner of venture capital firms Frazier Healthcare Ventures and Domain Associates from September 2008 to June 2013 and from June 1996 to July 2008, respectively. Mr. More has served on the board of directors of Tyra Biosciences, Inc., a U.S. publicly traded biotechnology company, since 2018. He also currently serves on the boards of directors of the following private biotechnology companies: Affinivax, Inc., eGenesis, Qihan Biotech and Sirenas, LLC, and as an advisor for LiquiGlide, Inc., a private biotechnology company. Mr. More previously served on the boards of directors of the following U.S. publicly traded companies: Achaogen, Inc., a biopharmaceutical company, Neothetics Inc., a pharmaceutical company, Glaukos Corporation, a medical technology company, IntraLase Corp., a medical device company acquired by Advanced Medical Optics in 2007, and Sienna Biopharmaceuticals, Inc., a clinical-stage biopharmaceutical company. He also previously served on the boards of directors of the following private life sciences companies: Carticept Medical, Inc., Cartiva, Inc., ESP Pharma, Inc., Proxima Therapeutics, Inc., NovaCardia, Inc., Esprit Pharma, Inc. and Oceana Therapeutics, Inc. Mr. More was a founding member of the board of directors of the Kauffman Fellows Program and previously served on the boards of directors of One Revolution and The Foundation for Innovative New Diagnostics (FIND). Mr. More currently serves on one of the governing boards of the Biotechnology Innovation Organization (BIO). He received his B.S. in Biology from Middlebury College and an M.B.A. from the Darden School of Business Administration at the University of Virginia.
The Nominating and Corporate Governance Committee and Board believe that Mr. More is qualified to serve on the Board due to his experience serving on the boards of directors of clinical-stage biotechnology companies, his extensive experience as a director of public companies and his investment experience in the life sciences industry.
Janet Napolitano, 66, has served on the Board of Directors since August 2020. Ms. Napolitano served as President of the University of California from September 2013 until her departure in August 2020. Prior to her time serving as the President of the University of California, she served as the U.S. Secretary of Homeland Security from 2009 to 2013, as Governor of the state of Arizona from 2003 to 2009, as Attorney General of Arizona from 1998 to 2003 and as U.S. Attorney for the District of Arizona from 1993 to 1997. In 2010, Ms. Napolitano was awarded the University of Virginia’s Thomas Jefferson Foundation Medal for law. In 2014, Ms. Napolitano was appointed as a tenured faculty member of the University of California Berkeley’s Goldman School of Public Policy. In 2015, Ms. Napolitano was elected to the American Academy of Arts and Sciences, and in 2017, she was inducted into the American Philosophical Association. Ms. Napolitano currently serves on the Council of the American Law Institute and has served on the board of directors of Zoom Video Communications, Inc., a U.S. publicly traded communications technology company, since November 2020 and the Council on Foreign Relations. Ms. Napolitano holds a B.S. in political science (summa cum laude) from Santa Clara University where she was a Truman Scholar and the university’s first female valedictorian and a J.D. from the University of Virginia School of Law.
The Nominating and Corporate Governance Committee and Board believe Ms. Napolitano is qualified to serve on the Board due to her extensive leadership experience in running large research institutions and in numerous elected government positions.
Vicki Sato, Ph.D., 75, has served as Chairman of the Board of Directors since December 2016. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until

October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. (“Vertex”), a U.S. publicly traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen Inc., a U.S. publicly traded biopharmaceutical company (“Biogen”). Dr. Sato serves on the boards of directors of the following U.S. publicly traded companies: Allogene Therapeutics, Inc., a biotechnology company, and Denali Therapeutics, Inc., a biotechnology company, and previously served on the boards of directors of Bristol Meyers Squibb Company, a global biopharmaceutical company (“BMS”), BorgWarner, Inc., a multinational automotive supplier, Syros Pharmaceutical, a biotechnology company, PerkinElmer, Inc., a life sciences diagnostics, discovery and analytical solutions company, and Akouos, Inc., a precision genetic medicine company. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.
The Nominating and Corporate Governance Committee and Board believe Dr. Sato is qualified to serve on the Board due to her experience as a senior executive and as a director of several life sciences companies, and because of her knowledge of our industry.
Elliott Sigal, M.D., Ph.D., 72, has served on the Board of Directors since July 2020. Dr. Sigal currently serves as a senior advisor to the healthcare team of the life sciences venture firm New Enterprise Associates and consults for select biopharmaceutical companies. Previously, Dr. Sigal served as Chief Scientific Officer and President of Research & Development of BMS from October 2004 until his retirement in June 2013 and served on the board of directors from March 2011 to June 2013. Dr. Sigal joined BMS in 1997 and held positions of increasing responsibility in drug discovery and development and was a member of the executive committee from September 2001 through June 2013. Prior to BMS, he was Vice President of R&D and Chief Executive Officer for the genomics firm Mercator Genetics Inc. Dr. Sigal has served on the boards of directors for Adaptimmune Therapeutics plc, a U.S. publicly traded clinical-stage biopharmaceutical company, since 2014, Surface Oncology, Inc., a U.S. publicly traded immuno-oncology company, since 2018, Affinia Therapeutics Inc., a private preclinical stage gene therapy company, since 2020 and Tessera Therapeutics, a private biotechnology company, since 2021. In addition, Dr. Sigal co-chairs the Scientific Advisory Board for Amgen Inc., a U.S. publicly traded biopharmaceutical company (“Amgen”), and is a member of the Scientific Steering Committee for the Sean Parker Institute for Cancer Immunology. Dr. Sigal previously served as a director of Spark Therapeutics, Inc. and the Mead Johnson Nutrition Company. Dr. Sigal holds B.S., M.S. and Ph.D. degrees in industrial engineering from Purdue University and an M.D. from the University of Chicago. He completed his training in internal medicine and pulmonary medicine at University of California, San Francisco (“UCSF”). He received his research training at the Cardiovascular Research Institute at UCSF, where he served on the faculty of the UCSF Department of Medicine.
The Nominating and Corporate Governance Committee and Board believe Dr. Sigal is qualified to serve on the Board due to his extensive experience in the life sciences industry and his extensive leadership experience.
Executive Officers
Set forth below is biographical information for each of our current executive officers other than Dr. De Backer, whose biographical information is set forth above.
Jeffrey (Jeff) Calcagno, M.D., 63, has served as our Executive Vice President and Chief Business Officer since May 2023. Prior to joining us, Dr. Calcagno held leadership roles of increasing responsibility within all three divisions of J&J Innovation (JJI), including as Global Transactions Lead for Infectious Diseases & Vaccines and as Head of JLABS Bay Area, from 2011 to 2023. He was also instrumental in establishing JJI’s Western North America Innovation Center. Previously, Dr. Calcagno served as a Principal and Kauffman Fellow at Scale Venture Partners from 2006 to 2011 and as Chief Business Officer and Chief Financial Officer at a venture-backed therapeutics company from 2002 to 2006. Prior to that, Dr. Calcagno served as a research analyst at Hambrecht & Quist and as a management consultant at McKinsey & Company. Dr. Calcagno earned an A.B. in biology from Harvard University and an M.D. from Harvard Medical School, where he was a Rotary International Ambassadorial Scholar. He completed an internship, residency, chief residency and clinical pharmacology fellowship at the University of California, Los Angeles, and remains a licensed physician. Throughout his career, he has served as a director on, or an observer to, the boards of more than a dozen life sciences companies.

Ann (Aine) M. Hanly, Ph.D., 54, has served as our Chief Technology Officer since March 2021 and as our Executive Vice President since December 2021. Prior to joining us, Dr. Hanly held various positions at Amgen from February 2012 through March 2021, most recently as the Vice President of Process Development, where she was accountable for clinical manufacturing and global supply of clinical trial materials. During her tenure at Amgen, she led teams enabling the commercialization of Amgen’s pipeline products as well as providing technical support for ongoing commercial manufacturing operations. Prior to Amgen, she was employed by Pfizer, Inc. (formerly Wyeth Pharmaceuticals Inc.), a pharmaceutical company, for more than 10 years, where she held roles of increasing responsibility in analytical research and development, process development, quality and product supply strategy. Dr. Hanly received her B.S. in biological chemistry and a Ph.D. in physical organic chemistry from the University of Ulster, Northern Ireland. She completed her post-doctoral fellowship at Creighton University School of Medicine before joining the collaborative research wing at Yale University and CuraGen Corporation, a biopharmaceutical development company, as lead scientist studying gene isolation and subsequent confirmation using a variety of molecular biology techniques.
Sung Lee, 53, has served as our Executive Vice President and Chief Financial Officer since March 2023. Prior to joining us, Mr. Lee served as the Chief Financial Officer and Management Board member of MorphoSys AG, a biopharmaceutical company, from February 2021 to March 2023. Previously, from October 2019 through February 2021, he served as the Executive Vice President and Chief Financial Officer of Sangamo Therapeutics, Inc., a biotechnology company. Prior to that, Mr. Lee served in various roles at Gilead Sciences, Inc., a biopharmaceutical company, from 2005 through October 2019, most recently as Senior Vice President, Financial Planning & Analysis and Investor Relations from March 2019 to October 2019. Previously, Mr. Lee served as Vice President of Financial Planning & Analysis and Investor Relations from September 2018 to February 2019, Vice President of Investor Relations from June 2016 to August 2018 and Senior Director, Investor Relations from 2013 to May 2016. From 2010 to 2013, Mr. Lee was the Head of Europe Financial Planning & Analysis and prior to that served as the Head of Research & Development Financial Planning & Analysis from 2006 through 2010. Mr. Lee received a B.A. from the University of California, Irvine and an M.B.T. from the University of Southern California.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of their family members, and us, senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Drs. De Backer and Scangos are, and if elected our director nominees Drs. Bischofberger and Farid would be, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these individuals, other than Drs. De Backer and Scangos, had a material or other disqualifying relationship with us.
Board Leadership Structure
The Board has an independent Chair, Dr. Sato, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the interests of our stockholders. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

Board Qualifications
Experience and Expertise: The Board is responsible for overseeing our business consistent with its fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the Board is well-rounded, with a balance of relevant perspectives and experience. In 2023, our Nominating and Corporate Governance Committee, on behalf of the Board and its commitment to ongoing Board refreshment, underwent a review of our directors’ skills and capabilities to ensure the Board’s collective expertise aligns with our corporate strategy. The skills and capabilities considered by the Nominating and Corporate Governance Committee are listed below.

The Nominating and Corporate Governance Committee then reviewed the primary skills and capabilities of each director nominee and continuing director, as summarized in the table below, which the Board further reviewed to conclude that he or she is qualified to serve on our Board. This high-level summary is not intended to be an exhaustive list of each director’s and director nominee’s skills or contributions to the Board or the sole factors the Board considered in its evaluation.

Relevant Skills and Experience

Name and Age	Independent	Director Since	Public / Private Company CEO	Financial Strategy	Scaling/Evolving Biotechs	Commercialization	Public Company Board Experience	Computational / Data Sciences / AI	Clinical Development / Regulatory	Infectious Disease / Immunology	Government / Policy	Science / Research	M&A / Business Development	Information Technology / Cybersecurity	Human Capital Management	SEC Compliance / Accounting
Marianne De Backer, M.Sc., Ph.D., MBA, 55 Chief Executive Officer and Director	No	2023	✓			✓	✓					✓	✓		✓	
Vicki Sato, Ph.D., 75 Chairman of the Board	Yes	2016			✓		✓			✓	✓	✓			✓	
Norbert Bischofberger, Ph.D., 68	Yes	Nominee 2024	✓		✓		✓		✓	✓					✓	
Ramy Farid, Ph.D., 59	Yes	Nominee 2024	✓		✓		✓	✓				✓	✓			
Jeffrey S. Hatfield, 66	Yes	2020	✓	✓		✓	✓						✓		✓	
Robert More, 56	Yes	2016		✓		✓	✓							✓	✓	✓
Janet Napolitano, 66	Yes	2020	✓				✓				✓			✓	✓	
Robert Nelsen, 60	Yes	2016		✓	✓		✓				✓		✓			
Saira Ramasastry, 48	Yes	2019		✓			✓						✓	✓		✓
George Scangos, Ph.D., 75	No	2017	✓		✓		✓					✓	✓		✓	
Elliott Sigal, M.D., Ph.D., 72	Yes	2020					✓		✓	✓		✓	✓			

RELEVANT SKILLS AND EXPERIENCE

- Public / Private Company CEO
- Financial Strategy
- Scaling/Evolving Biotechs
- Commercialization
- Public Company Board Experience
- Computational / Data Sciences / AI
- Clinical Development / Regulatory
- Infectious Disease / Immunology
- Government / Policy
- Science / Research
- M&A / Business Development
- Information Technology / Cybersecurity
- Human Capital Management
- SEC Compliance / Accounting

Diversity: Our Board strives to reflect diversity among its members in the broadest sense, including persons diverse in geography, gender, ethnicity, age and experience. Overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. As of April 19, 2024, our 11 directors range in age from 48 to 79 and include 4 women and 3 minorities.
Board Diversity Matrix
	As of April 7, 2023				As of April 19, 2024
Total Number of Directors	11				11
Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	4	7	0	0	4	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0	0	1	0	0
Alaskan Native or Native American	0	0	0	0	0	0	0	0
Asian	1	0	0	0	1	0	0	0
Hispanic or Latinx	0	0	0	0	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0	0	0	0	0
White	2	6	0	0	2	6	0	0
Two or More Races or Ethnicities	1	0	0	0	1	0	0	0
LGBTQ+	0				0
Did Not Disclose Demographic Background	0				0

Character: The Board believes Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit and commitment to the Company, our stockholders, patients and other constituencies.
Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. The Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management, financial risk assessment and assessment of brand and reputational risks including our major financial risk exposures and the steps taken by management to monitor and control these exposures. In addition, the Audit Committee considers management risks relating to data privacy, technology and information and cybersecurity, including (i) the potential impact of those exposures on our business, financial results, operations and reputation, (ii) the steps management has taken to monitor and mitigate such exposures, (iii) our information governance policies and programs and (iv) major legislative and regulatory developments that could materially impact our privacy and data security risk exposure. The Compensation Committee assesses and monitors whether any of our compensation policies or programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management. It is the responsibility of the committee Chairs to report findings regarding material risk exposures to the Board as quickly as possible. In connection with its reviews of our operations and corporate functions, the Board addresses the primary risks associated with those operations and corporate functions. In addition, the Board reviews the risks associated with our business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. The Board also reviews the Company’s ESG policies, goals and programs, including the Company’s progress toward achieving those goals. The Board has adopted an ESG Statement that is available to stockholders on our website at www.vir.bio. The Compensation Committee oversees the development, implementation, and effectiveness of the Company’s practices, policies and strategies relating to human capital management regarding matters such as recruiting, selection, talent development and diversity, equity and inclusion. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.
Compensation Committee Interlocks and Insider Participation
Mr. More, Ms. Napolitano and Drs. Sharp and Sigal each served on our Compensation Committee during 2023. None of the members of our Compensation Committee who served during 2023 is currently or has been, at any time since our formation, one of our officers or employees. During 2023, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee. None of the members of our Compensation Committee who served during 2023 currently has or has had any relationship or transaction requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act.
Meetings of the Board of Directors
The Board met seven times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively, except for Robert Nelsen who attended just under 70% of such meetings.

Information Regarding Committees of the Board of Directors
The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The following table provides membership and meeting information for 2023 for each of the foregoing Board committees:
Name	Audit	Compensation	Nominating and Corporate Governance	Science and Technology
Vicki Sato, Ph.D.			X	X
Marianne De Backer, M.Sc., Ph.D., MBA
Jeffrey S. Hatfield	X		X*
Robert More	X†	X*
Janet Napolitano		X	X
Robert Nelsen			X
Robert Perez§	X
Saira Ramasastry	X*†
George Scangos, Ph.D.				X
Phillip Sharp, Ph.D.§		X		X
Elliott Sigal, M.D., Ph.D.		X		X*
Total meetings in 2023	7	6	6	4
*	Committee Chairperson
†	“Audit Committee Financial Expert”, as defined in applicable SEC rules
§	Mr. Perez and Dr. Sharp will cease to serve as directors immediately following the election and qualification of a successor at the Annual Meeting.
The Board has determined that each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee for 2024 meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair their individual exercise of independent judgment.
Below is a description of each committee of the Board.
Audit Committee
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee is responsible for assisting the Board in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee evaluates the performance of our independent registered public accounting firm, assesses its qualifications, and monitors the rotation of the partners on our audit engagement team. The Audit Committee may also pre-approve engagements of our independent registered public accounting firm to perform any proposed permissible non-audit services, and the terms of such services. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.
The Audit Committee is composed of four directors: Ms. Ramasastry, Mr. Hatfield, Mr. More and Mr. Perez. Ms. Ramasastry serves as the Chair of the Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.vir.bio. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board has also determined that Ms. Ramasastry and Mr. More each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of

Ms. Ramasastry’s and Mr. More’s respective levels of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023, with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) as outlined in Auditing Standard 1301, Communications with Audit Committees, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Audit Committee
Ms. Saira Ramasastry (Chair)
Mr. Jeffrey S. Hatfield
Mr. Robert More
Mr. Robert Perez
Compensation Committee
The Compensation Committee is composed of four directors: Mr. More, Ms. Napolitano and Drs. Sharp and Sigal. Mr. More serves as the Chair of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.vir.bio.
The functions of the Compensation Committee include, among other things, oversight of the overall compensation strategy and policies for the Company, including approval of our compensation objectives and the compensation of the Chief Executive Officer. The Compensation Committee also approves, or recommends to the Board for approval, the compensation of other executive officers and senior management. In addition, the Compensation Committee reviews all compensation components, including base salary, bonus, equity awards, benefits and other perquisites. The Compensation Committee also evaluates and approves, or recommends to the Board for approval, the Company’s performance against corporate goals and objectives, reviews and recommends to the Board the type and amount of compensation to be paid or awarded to non-employee Board members, and administers the Company’s stock option plans, incentive plans, bonus plans and similar programs. The Compensation Committee oversees the development, implementation, and effectiveness of the Company’s practices, policies and strategies relating to human capital management regarding matters such as recruiting, selection, talent development and diversity, equity and inclusion.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Semler Brossy Consulting Group (“Semler Brossy”), the Compensation Committee’s independent compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding their compensation or individual performance
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to approve any such consultant’s or advisor’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board makes recommendations regarding corporate governance, the composition of the Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of the Board. In addition, the Nominating and Corporate Governance Committee is responsible for developing and recommending corporate governance guidelines to the Board.
The Nominating and Corporate Governance Committee is composed of four directors: Mr. Hatfield, Ms. Napolitano, Mr. Nelsen and Dr. Sato. Mr. Hatfield serves as the Chair of the Nominating and Corporate Governance Committee. The Board has determined that each of the members of the Nominating and Corporate Governance Committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and understand our industry as well as having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to our affairs; demonstrating excellence in their field; having the ability to exercise sound business judgment; having experience as a board member or executive officer of another publicly held company; having a diverse personal background, perspective and experience; requirements of applicable law; and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time, subject to Board approval. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability. The Board also recognizes that a director’s ability to fulfill his or her responsibilities as a member of the Board can be impaired if he or she serves on a large number of other boards or board committees. Accordingly, pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee recognizes that non-employee directors should generally serve on no more than four other public company boards without the approval of the Board, non-employee directors that serve on our Audit Committee should generally serve on no more than two other public company boards without the approval of the Board, and non-employee directors who are executive officers of other public companies should generally serve on no more than one other public company board without the approval of the Board.
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of the Company through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to our growth strategy.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Candidates who are recommended by stockholders will be considered in the same manner as candidates from other sources. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Secretary at c/o Vir Biotechnology, Inc., 1800 Owens Street, Suite 900, San Francisco, California 94158. To be timely, we must receive the notice no later than February 28, 2025, and no earlier than January 29, 2025; provided, however, that in the event that the date of the annual meeting is earlier than April 29, 2025 or later than June 28, 2025, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the proposed date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.
The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.vir.bio.
Science and Technology Committee
The Science and Technology Committee is responsible for, among other things: (i) overseeing our scientific advisory board and (ii) reviewing and advising the Board on the Science and Technology Committee’s view of our technologies, research and development activities (including our product discovery and preclinical and clinical development programs) and relevant science. The current members of the Science and Technology Committee are Drs. Sato, Scangos, Sharp and Sigal. Dr. Sigal serves as the chair of the Science and Technology Committee.
Stockholder Communications with the Board of Directors
The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 1800 Owens Street, Suite 900, San Francisco, California 94158. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements and solicitations).
Code of Business Conduct and Ethics
We have adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.vir.bio. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection, including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and board committees and compensation. The Board reviews the Corporate Governance Guidelines on an annual basis. The Corporate Governance Guidelines are available on our website www.vir.bio.
Hedging Policy
Our Insider Trading Policy prohibits our employees, directors and designated consultants from engaging in “hedging”, pledging our securities as collateral for a loan or other monetization transactions with respect to our common stock or borrowing against our common stock.
Multiple Clawback Policies
In March 2022, upon the recommendation of the Compensation Committee, the Board adopted a clawback policy (our “Original Clawback Policy”) that covers cash and equity incentive-based compensation paid to our executive officers, including our chief executive officer and our chief financial officer and principal accounting officer. The policy provides that if (i) we are required to prepare an accounting restatement for periods that end on or after the effective date of the policy and (ii) the Board determines that a current or former executive officer’s act or omission contributed to the circumstances requiring the restatement, and such executive officer’s actions involved either intentional misconduct or an intentional violation of our rules or any applicable legal or regulatory requirement or fraud in the course of such executive officer’s employment with us, we will use reasonable efforts to recover from such executive officer all or a portion of any incentive-based compensation received by such executive officer in excess of what would have been paid to such executive officer under the restated financial statements during the three-year period preceding the date on which we are required to prepare the restatement.
Additionally, in September 2023, upon the recommendation of the Compensation Committee, the Board adopted a Dodd-Frank Compensation Recovery Policy that is compliant with the requirements set forth in Nasdaq Listing Rule 5609, a copy of which was included in our Annual Report on Form 10-K filed with the SEC on February 26, 2024. The Board also determined at that time to keep our Original Clawback Policy in place – alongside our new Dodd-Frank Compensation Recovery Policy – and to amend our Original Clawback Policy to clarify that it applies broadly to all incentive-based compensation, including annual cash incentives and all equity awards (including, but not limited to, stock options, annual cash bonuses, time-vested restricted stock units and performance-vested restricted stock units awarded as compensation).
As a result, our multiple clawback policies provide the Compensation Committee with additional ability to recoup compensation beyond what the Dodd-Frank Act requires.
Equity Ownership Guidelines
In March 2022, upon the recommendation of the Compensation Committee, the Board adopted equity ownership guidelines applicable to our non-employee directors and our executive officers to further align the interests of our leadership with those of our stockholders. The equity ownership guidelines require that: (i) our Chief Executive Officer hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least four times her annual base salary and 100,000 shares, (ii) each of our other executive officers hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least their annual base salary and 25,000 shares and (iii) each of our non-employee directors hold shares of common stock equal to the lesser of such number of shares with a fair market value of at least three times the cash portion of their annual retainer and 5,000 shares. Covered individuals serving on the date of initial adoption of the equity ownership guidelines have until June 30, 2027, to achieve compliance with the guidelines and newly appointed or elected persons will have five years from the date of hire, promotion or initial election, as applicable. The following forms of equity will count toward the ownership guidelines: shares owned outright and any shares underlying vested equity grants or account balances under share-based compensation plans. Options, whether vested or unvested, are assigned no value under the equity ownership guidelines.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.
Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section of this proxy statement describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to the fiscal year ended December 31, 2023. Highlights of our 2023 executive compensation program include the following:
•
Recruited and onboarded several new executives, including our CEO: In 2023, we recruited several highly skilled leaders (including the CEO and two NEOs) to our executive management team and promoted others from within the Company.

•
Enabled smooth transition of leadership without special severance arrangements: There were no special severance arrangements granted to any of the departing members of the executive management team in 2023.

•
Strong pay-for-performance alignment: The majority of each named executive officer’s pay is “at-risk” and is tied to corporate performance, whether through our annual incentive plan or through equity-based compensation.

•
Additional disclosure throughout the CD&A: This year we expanded disclosure throughout the Compensation Discussion and Analysis to provide stockholders greater insight into how compensation decisions are made and the rationale behind them.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.
The Board is asking stockholders to approve a non-binding, advisory vote on the following resolution:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.
As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by the Company or the Board (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board (or any committee thereof) or create or imply any additional fiduciary duties for the Company or the Board (or any committee thereof). However, the Compensation Committee and the Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers. Under our Board’s policy of providing annual advisory votes on executive compensation, the next such vote will occur at the 2025 annual meeting of stockholders.
The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to approve, on an advisory basis, the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Assuming NYSE or Broadridge, as applicable, deem Proposal 2 to be “non-routine”, any resulting broker non-votes will have no effect on the matter.
The Board Recommends
A Vote “For” Proposal 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and has further directed that management submit the appointment of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee of the Board will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.
The affirmative vote of the holders of a majority of the shares present by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the appointment of our independent registered public accounting firm. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Brokers generally have discretionary authority to vote on the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm, thus we do not expect any broker non-votes on Proposal 3.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2023 and 2022, by Ernst & Young LLP, our principal accountant.
	Fiscal Year Ended
	2023	2022
	(in thousands)
Fee Category
Audit fees(1)	$2,434	$2,566
Audit-related fees(2)	—	—
Tax fees(3)	—	—
All other fees(4)	—	—
Total fees	$2,434	$2,566
(1)
Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents.

(2)	Ernst & Young LLP did not provide any Audit-related services in 2023 and 2022.
(3)	Ernst & Young LLP did not provide any tax services during 2023 and 2022.
(4)	There were no such fees incurred in 2023 or 2022.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures.
The Audit Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. The non-audit services may include audit-related services, tax services and other non-audit services.

The pre-approval requirement set forth above does not apply with respect to non-audit services if:
•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;
•	such services were not recognized as non-audit services at the time of the relevant engagement; and
•
such services are promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit. The Audit Committee elected to delegate pre-approval authority to the chair of the Audit Committee to approve any one or more individual permitted non-audit services for which estimated fees do not exceed $100,000 as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair shall report any pre-approval granted at the next scheduled meeting of the Audit Committee.

The Board Recommends
A Vote “For” Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of the Record Date, by: (i) each director and director nominee; (ii) each of our named executive officers; (iii) all of our executive officers, directors and director nominees as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our common stock.
The table is based upon information supplied by our officers, directors, director nominees and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 135,843,977 shares outstanding on the Record Date. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following the Record Date. The shares described as “owned” are shares of our common stock directly or indirectly owned by each listed person, rounded up to the nearest whole share. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Vir Biotechnology, Inc., 1800 Owens Street, Suite 900, San Francisco, California 94158.
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
BlackRock, Inc.(1)	16,864,579	12.4%
SVF Endurance (Cayman) Ltd.(2)	16,684,041	12.3%
Entities affiliated with ARCH Venture Partners, L.P.(3)	12,916,663	9.5%
The Vanguard Group(4)	12,297,139	9.1%
Glaxo Group Limited(5)	8,550,954	6.3%
State Street Corporation(6)	6,912,082	5.1%

Named Executive Officers, Directors and Director Nominees
Marianne De Backer, M.Sc., Ph.D., MBA(7)	456,357	*
Jeffrey Calcagno, M.D.(8)	41,559	*
Johanna Friedl-Naderer(9)	93,726	*
Ann (Aine) Hanly, Ph.D.(10)	130,831	*
Howard Horn(11)	189,462	*
Sung Lee(12)	49,408	*
Phillip Pang, M.D., Ph.D.(13)	264,819	*
Steven Rice(14)	8,840	*
Vicki Sato, Ph.D.(15)	1,595,877	1.2%
Jeffrey S. Hatfield(16)	93,918	*
Robert More(17)	590,540	*
Janet Napolitano(18)	77,548	*
Robert Nelsen(19)	13,583,201	10.0%
Robert Perez(20)	136,584	*
Saira Ramasastry(21)	109,505	*
George Scangos, Ph.D.(22)	4,610,991	3.4%
Phillip Sharp, Ph.D.(23)	359,087	*
Elliott Sigal, M.D., Ph.D.(24)	85,812	*
Norbert Bischofberger, Ph.D.(25)	—	—
Ramy Farid, Ph.D.(26)	—	—
All current executive officers, directors and director nominees as a group (16 persons)(27)	21,921,218	15.6%
*	Represents beneficial ownership of less than 1%.
(1)	Based solely on information as of December 31, 2023, contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on

January 23, 2024. Consists of 16,864,579 shares held by BlackRock, Inc. BlackRock, Inc. has the sole power to vote or to direct the vote of 16,256,978 shares and the sole power to dispose or to direct the disposition of 16,864,579 shares. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)
Based solely on information as of December 31, 2023, contained in a Form 4 filed with the SEC by SVF Endurance (Cayman) Ltd. (“SVF Endurance”) on February 13, 2024. SVF Endurance is the record holder of the shares. SVF Endurance is a wholly-owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing and disposal of SVF’s investments. The address of SVF Endurance is c/o Walkers Corp Ltd., 190 Elgin Avenue, Georgetown E9, Grand Cayman KY1-9008.

(3)
Based solely on information as of May 22, 2023, contained in a Form 4 filed with the SEC for Mr. Nelsen. Consists of (i) 5,626,008 shares of common stock held by ARCH Venture Fund IX, L.P. (“ARCH IX”) and (ii) 7,290,655 shares of common stock held by ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”). ARCH Venture Partners IX, L.P. (“ARCH IX LP”), as the sole general partner of ARCH IX, may be deemed to beneficially own certain of the shares held by ARCH IX. ARCH IX LP disclaims beneficial ownership of all shares held by ARCH IX. ARCH Venture Partners IX Overage, L.P. (“ARCH IX Overage LP”), as the sole general partner of ARCH Overage, may be deemed to beneficially own certain of the shares held by ARCH Overage. ARCH IX Overage LP disclaims beneficial ownership of all shares held by ARCH Overage. ARCH Venture Partners IX, LLC (“ARCH IX LLC”), as the sole general partner of ARCH IX LP and ARCH IX Overage LP, may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage. ARCH IX LLC disclaims beneficial ownership of all shares held by ARCH IX and ARCH Overage. As managing directors of ARCH IX LLC, each of Keith Crandell, Clinton Bybee, and Mr. Nelsen (a member of the Board) (collectively the “ARCH Managing Directors”) may be deemed to share voting and investment power over, and therefore to beneficially own, the shares held by ARCH IX and ARCH Overage. The ARCH Managing Directors disclaim beneficial ownership of all shares held by ARCH IX and ARCH Overage. The address of each of ARCH, ARCH IX, ARCH Overage, ARCH IX LP, ARCH IX Overage LP, ARCH IX LLC and the ARCH Managing Directors is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631. (2) Based solely on information as of February 21, 2023, contained in a Form 4 filed with the SEC by SVF Endurance (Cayman) Ltd. (“SVF Endurance”) on February 23, 2023. SVF Endurance is a wholly-owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. The address of SVF Endurance is c/o Walkers Corp Ltd., 190 Elgin Avenue, Georgetown E9, Grand Cayman KY1-9008.

(4)
Based solely on information as of December 29, 2023, contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 13, 2024. Consists of 12,297,139 shares held by The Vanguard Group. The Vanguard Group has shared power to vote or direct the vote of 58,367 shares, shared power to dispose or to direct the disposition of 168,509 shares and sole power to dispose or to direct the disposition of 12,128,630 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Based solely on information as of December 31, 2021, contained in a Schedule 13G/A filed with the SEC by GlaxoSmithKline plc on February 10, 2022. Consists of 8,550,954 shares held by Glaxo Group Limited, an indirect wholly-owned subsidiary of GlaxoSmithKline plc. The address of GlaxoSmithKline plc is 980 Great West Road, Brentford, Middlesex TW8 9GS England.

(6)
Based solely on information as of December 31, 2023, contained in a Schedule 13G filed with the SEC by State Street Corporation on January 24, 2024. Consists of 6,912,082 shares held by State Street Corporation, the parent holding Company of SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company and State Street Global Advisors, Australia, Limited. State Street Corporation has shared power to vote or direct the vote of 6,693,184 shares and shared power to dispose or to direct the disposition of 6,912,082 shares. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016.

(7)
Consists of (i) 0 shares of common stock directly held by Dr. De Backer and (ii) 456,357 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. De Backer that are exercisable within 60 days of April 1, 2024.

(8)
Consists of (i) 309 shares of common stock directly held by Dr. Calcagno and (ii) 41,250 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Calcagno that are exercisable within 60 days of April 1, 2024.

(9)
Ms. Friedl-Naderer’s employment with the Company was involuntarily terminated effective March 31, 2024. Consists of (i) 52,268 shares of common stock directly held by Ms. Friedl-Naderer and (ii) 41,458 shares of common stock issuable upon exercise of stock options held by Ms. Friedl-Naderer that are exercisable within 60 days of April 1, 2024.

(10)
Consists of (i) 39,695 shares of common stock directly held by Dr. Hanly, (ii) 11.52 shares held by Dr. Hanly’s spouse for the benefit of their minor child and (iii) 91,124 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Hanly that are exercisable within 60 days of April 1, 2024.

(11)	Mr. Horn’s employment with the Company was involuntarily terminated effective April 28, 2023. Consists of 189,462 shares of common stock directly held by Mr. Horn.
(12)
Consists of (i) 10,617 shares of common stock directly held by Mr. Lee and (ii) 38,791 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Lee that are exercisable within 60 days of April 1, 2024.

(13)
Dr. Pang resigned effective March 31, 2024. Consists of (i) 163,195 shares of common stock directly held by Mr. Pang and (ii) 101,624 shares of common stock issuable upon exercise of stock options held by Mr. Pang that are exercisable within 60 days of April 1, 2024.

(14)	Mr. Rice resigned effective July 21, 2023. Consists of 8,840 shares of common stock directly held by Mr. Rice.
(15)
Consists of (i) 1,309,324 shares of common stock directly held by Dr. Sato and (ii) 286,553 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sato that are exercisable within 60 days of April 1, 2024.

(16)
Consists of (i) 9,779 shares of common stock directly held by Mr. Hatfield and (ii) 84,139 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Hatfield that are exercisable within 60 days of April 1, 2024.

(17)
Consists of (i) 32,656 shares of common stock held directly by Mr. More, (ii) 61,994 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. More that are exercisable within 60 days of April 1, 2024, and (iii) 495,890 shares of common stock held by Alta Partners NextGen Fund I, L.P. (“APNG I”). The shares directly held by APNG I are indirectly held by Alta Partners NextGen Fund I Management, LLC (“APNG I Management”), which is the general partner of APNG I. The individual managing directors of APNG I Management are Mr. More, Peter Hudson and Daniel Janney. The managing directors of APNG I Management exercise sole voting and investment control with respect to the shares held by APNG I. The individual managing directors of APNG I Management disclaim beneficial ownership of all shares held by APNG I, except to the extent of their pecuniary interests therein.
(18)
Consists of (i) 9,779 shares of common stock directly held by Ms. Napolitano and (ii) 67,769 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Napolitano that are exercisable within 60 days of April 1, 2024.

(19)
Consists of (i) 570,121 shares of common stock held directly by Mr. Nelsen, (ii) 33,893 shares of common stock held in the name of the Enzo Family Trust, of which Mr. Nelsen is a trustee, (iii) 62,524 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Nelsen that are exercisable within 60 days of April 1, 2024, and (iv) the shares held by ARCH IX and ARCH Overage disclosed in footnote (1) above. Mr. Nelsen is a managing director of ARCH IX LLC and may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage as disclosed in footnote (1).

(20)
Consists of (i) 9,779 shares of common stock directly held by Mr. Perez and (ii) 126,805 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Mr. Perez that are exercisable within 60 days of April 1, 2024.

(21)
Consists of (i) 4,592 shares of common stock directly held by Ms. Ramasastry and (ii) 104,913 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Ms. Ramasastry that are exercisable within 60 days of April 1, 2024.

(22)
Consists of (i) 29,739 shares of common stock held directly by Dr. Scangos, (ii) 33,629 shares of common stock held in the name of the Scangos-Wilson Family Trust, dated May 12, 2011, of which Dr. Scangos and his spouse are trustees, (iii) 1,750,000 shares held by the George A. Scangos 2023 Annuity Trust, of which Dr. Scangos and his spouse are trustees, (iv) 1,750,000 shares held by the Leslie S. Wilson 2023 Annuity Trust, of which Dr. Scangos and his spouse are trustees (iii) 179,930 shares of common stock held in the name of the Scangos 2018 Grandchildren’s Trust, of which Dr. Scangos and his spouse are trustees and (viii) 867,693 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Scangos that are exercisable within 60 days of April 1, 2024.

(23)
Consists of (i) 115,147 shares of common stock held directly by Dr. Sharp, (ii) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Christine Carey, of which Dr. Sharp is trustee, (iii) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Helena Sharp, of which Dr. Sharp is trustee, (iv) 44,444 shares of common stock held in the name of Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Sarah Brokaw, of which Dr. Sharp is trustee and (v) 110,608 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sharp that are exercisable within 60 days of April 1, 2024.

(24)
Consists of (i) 9,779 shares of common stock held directly by Dr. Sigal, (ii) 10,000 shares of common stock held in the name of Sigal Family Investments, LLC and (iii) 66,033 shares of common stock issuable upon vesting of RSUs and exercise of stock options held by Dr. Sigal that are exercisable within 60 days of April 1, 2024. Dr. Sigal is a managing member of Sigal Family Investments, LLC.

(25)	Dr. Bischofberger has been nominated by the Board for election as a director at the Annual Meeting.
(26)	Dr. Farid has been nominated by the Board for election as a director at the Annual Meeting.
(27)
Includes the shares described in footnotes (7), (8), (10), (12) and (15) through (26), and shares held or stock issuable upon vesting of RSUs and exercise of stock options that are exercisable within 60 days of April 1, 2024, by executive officers who are not named in the table above.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
Overview
Fiscal year 2023 was a significant year of transition for Vir. In 2023, we addressed multiple business challenges, including a significant decrease in sotrovimab revenues and a negative data readout from our Phase 2 PENINSULA trial evaluating VIR-2482 for the prevention of symptomatic Influenza A illness, all while responding to the general strong headwinds facing the biotechnology sector. During this time we also had a number of senior executive transitions, including the retirement of our founding Chief Executive Officer, Dr. George Scangos, Ph.D.
In connection with Dr. Scangos’ retirement, we conducted a comprehensive search led by the Chairman of our Board resulting in Dr. Marianne De Backer’s appointment as our new Chief Executive Officer, effective April 3, 2023. Dr. De Backer brings more than 30 years of broad international leadership experience, including a strong track record in global expansion, innovation technology licensing, leading large-scale research teams and commercial businesses, and executing multiple billion-dollar mergers and acquisitions. Prior to joining Vir, Dr. De Backer served as a member of the Executive Committee, and as Executive Vice President and Global Head of Strategy, Business Development & Licensing and Open Innovation of the Bayer AG Pharmaceuticals division. Prior to that, Dr. De Backer held a variety of global leadership positions during her 28-year tenure at Johnson & Johnson. Our Board views Dr. De Backer as a transformational leader with a track record of success in highly scientific and competitive therapeutic areas, a deep understanding of the evolving healthcare environment around the world, and an unwavering commitment to driving innovation across all aspects of a business. Our Board believes these attributes are critical to advancing our goals and driving stockholder value in the future.
Over the course of the year, Dr. De Backer assembled her executive management team composed of executives with significant immunology, infectious disease, and commercialization experience, including a proven track record of progressing product candidates from early-stage research through clinical development, and through worldwide regulatory approval. Several members of the executive management team were either hired externally or promoted from within, and several executives discontinued employment at Vir during 2023. When discussing our Named Executive Officers (our “NEOs”) in this proxy statement, we have distinguished our current Named Executives Officers as of the date of filing this proxy statement (our “Current NEOs”) from those who have transitioned from the Company (our “Departed NEOs”), as follows:
Current NEOs:
•	Marianne De Backer, M.Sc., Ph.D., MBA, our Chief Executive Officer and Director
•	Sung Lee, our Executive Vice President and Chief Financial Officer
•	Jeffrey (Jeff) Calcagno, M.D., our Executive Vice President and Chief Business Officer
•	Ann (Aine) Hanly, Ph.D., our Executive Vice President and Chief Technology Officer
Departed NEOs:
•	George Scangos, Ph.D., our former Chief Executive Officer and current Director
•	Johanna Friedl-Naderer, our former Executive Vice President and Chief Operating Officer
•	Phillip (Phil) Pang, M.D., Ph.D., our former Executive Vice President and Chief Medical Officer
•	Steven Rice, our former Executive Vice President and Chief Administrative Officer
•	Howard Horn, our former Executive Vice President and Chief Financial Officer
See the sections entitled “—Chief Executive Officer Transition” and “—Other Named Executive Officer Changes” below for more details on recent leadership changes.
Fiscal year 2023 was an atypical year from a compensation perspective given the changes in management at the executive level. During this period of transition and volatility, we worked to further the interests of our stockholders by focusing on retaining and properly compensating key leaders for their work as our leadership team evolved while at the same time continuing to drive the business forward without interruption. The fact that the Company was able to achieve the majority of our 2023 corporate scorecard goals, and over-deliver in several areas during this significant year of transition, is a testament to the leadership of Dr. De Backer in her role as CEO, and the strength and commitment of both our new executive management team and the employee population as a whole.
This Compensation Discussion and Analysis (“CD&A”) discusses the compensation philosophy, policies and programs underlying our executive compensation decisions in 2023. This section provides a narrative overview of the factors relevant to these decisions and how compensation is awarded to our NEOs for the fiscal year ended December 31, 2023. This year our CD&A also includes a discussion of our stockholder engagement efforts in 2023, specifically related to executive compensation.
We are committed to ensuring that our compensation program supports and drives our discovery, development and commercialization of transformative medicines that power the immune system to transform lives.
Chief Executive Officer Transition
Effective April 3, 2023, Dr. Marianne De Backer became our Chief Executive Officer, succeeding Dr. George Scangos, who transitioned to an advisory role until he retired on June 30, 2023. Dr. Scangos continues to serve on our Board as a Class III director.
Search Process
The selection of Dr. De Backer as our new CEO was the culmination of a thoughtful, long-term succession planning process led by the Chairman of our Board, Dr. Vicki Sato, and our Compensation Committee Chairman, Robert More, with input from Dr. Scangos, to ensure a smooth and effective leadership transition.
Our Board conducted a robust, world-wide search and met extensively to discuss the recruitment process over the course of several months. During the search process, members of our Board engaged a leading independent executive recruitment firm to help them identify qualified candidates who could build on our strong foundation and lead Vir into our next chapter. The search focused on identifying experienced candidates who could manage rapidly growing global biotherapeutic operations, drive innovation, and deliver value during a period of key business initiatives and events. The Board assessed the candidates through an in-depth evaluation and interview process to ensure the selection of a CEO equipped to address both the challenges of today, and the opportunities of the future.
After considering a diverse range of candidates, each with unique skills and capabilities, the Board determined that Dr. De Backer was the best person to lead Vir, guide our future strategy, and create stockholder value.
Why Our Board of Directors Appointed Dr. De Backer
As discussed above, Dr. De Backer brings over three decades of executive management experience and is recognized for her leadership and contributions to the biopharma industry. Through her tenure at Bayer and Johnson & Johnson, she has a demonstrated track record of accelerating the growth and impact of companies to bring new and important therapeutics to patients around the world. Dr. De Backer has a deep and thorough understanding of the evolving healthcare landscape, which will be invaluable to Vir as we embark on our broader vision of powering the immune system to transform lives.
Dr. De Backer’s Compensation
The Board and Compensation Committee, working closely with their independent compensation consultant, met regularly to consider potential compensation structures for Dr. De Backer. Specifically, the following factors were carefully considered:
•	Compensation provided to CEOs at similarly sized biopharma companies based on data provided to the Board by Semler Brossy, their independent compensation consultant;
•	Desire to immediately align Dr. De Backer’s interests with those of our stockholders by delivering a significant portion of Dr. De Backer’s new hire package in the form of at-risk equity compensation;

•	The critical business need to recruit an executive of Dr. De Backer’s stature and experience during a key inflection point for Vir;
•	Dr. De Backer’s compensation at her prior employer, including compensation forfeited upon her termination of employment;
•	Dr. De Backer’s loss of compensation from her service on a number Boards of Directors from which she would need to resign in order to devote her full time and attention to our business; and
•	The expense and effort necessary for Dr. De Backer to relocate her family from Germany to the United States.
Based on careful consideration of those factors, our Compensation Committee recommended, and the Board subsequently approved, Dr. De Backer’s compensation. The key elements of her new hire package are detailed below:
•	Annualized base salary of $900,000;
•	Target annual incentive plan target of 80% of base salary;
•	Sign-on equity award consisting of 576,452 restricted stock units (“RSUs”) and an option to purchase 1,152,904 shares of common stock; and
•
Sign-on cash award of $5,000,000, paid in two equal installments: (i) $2,500,000 paid on or around the time of her appointment as CEO, and (ii) $2,500,000 to be paid on or around the one-year anniversary of Dr. De Backer’s start date, subject to Dr. De Backer’s continued employment with the Company on that date.

Dr. De Backer’s Sign-On Equity Award
Consistent with Company practice, Dr. De Backer’s sign-on equity award represented an equity mix of 67% stock options (which are entirely “at-risk”) and 33% RSUs, each of which vest over a four-year period. Our Board believes this equity mix strongly incentivizes our CEO to achieve sustained stock price appreciation, is appropriate given the volatility and uncertainty that characterizes clinical-stage biotech companies and is well aligned with peer practice. All of Dr. De Backer’s new hire equity awards are subject to Vir’s stock ownership guidelines and clawback policies.
The Board and the Compensation Committee considered a variety of factors in sizing Dr. De Backer’s new hire equity award, including: (i) peer compensation data provided by Semler Brossy, (ii) the competitive hiring environment for new CEOs, (iii) the desire to immediately align the interests Dr. De Backer with that of our stockholders, (iv) the desire to drive stockholder value through a large portion of “at-risk” stock option awards, (v) Dr. De Backer’s unique capabilities and experience, and (vi) the fact that Dr. De Backer would not be eligible for an annual equity award during fiscal year 2023 due to the timing of her appointment.
Dr. De Backer’s Sign-On Cash Award
To further incentivize Dr. De Backer to join Vir, a substantial portion of her sign-on cash award was designed to offset forgone compensation, in the form of cash and equity, upon her termination from Bayer as well as from her membership on several Boards of companies from which she would need to resign in order to devote her full time and attention to our business. Additional consideration was given to the need for Dr. De Backer to relocate from Germany to San Francisco, and the disruption that would cause to her and her family. Half of the sign-on cash award was subject to a one-year service requirement.
Dr. De Backer’s 2024 Compensation
In February 2024, upon the recommendation of the Board, the Compensation Committee approved the following compensation for Dr. De Backer:
•	Annualized base salary of $925,000 (a 2.8% increase);
•	No change to the annual incentive plan target (80% of base salary); and
•
Annual equity award of 175,000 RSUs and 350,000 stock options, representing an equity mix of 67% stock options (which are entirely “at-risk”) and 33% RSUs and with each vesting over a four-year period, consistent with Company practice.

See the section entitled “—Agreements with Named Executive Officers” and “---2024 Compensation Actions” below for further information.
Other Named Executive Officer Changes
Executive New Hires
In March 2023, Sung Lee was appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Lee has more than 20 years of global finance leadership expertise in the biopharmaceutical and technology industries. Most recently, he served as Chief Financial Officer of MorphoSys AG and Chief Financial Officer of Sangamo Therapeutics. He brings a track record of operational excellence, driving financial performance, and leading large teams.
In May 2023, Jeffrey Calcagno was appointed as Executive Vice President and Chief Business Officer. Dr. Calcagno is responsible for leading Vir’s business development efforts, optimizing existing alliances, overseeing the commercial function, and establishing new strategic industry and public-private partnerships. Since 2011, Dr. Calcagno played a key role in the creation of Johnson & Johnson Innovation (JJI), most recently serving as the Head of JLABS (Bay Area) which completed 19 IPOs and attracted $30 billion in funding and potential deal dollars during his tenure. Dr. Calcagno’s career is distinguished by a proven track record of innovation and value creation.
The appointments of Mr. Lee and Dr. Calcagno follow the departures of Howard Horn, our former Executive Vice President and Chief Financial Officer, Steven Rice, our former Chief Administrative Officer, and Johanna Friedl-Naderer, our former Chief Operating Officer. Mr. Lee assumed the duties of Mr. Horn, as well as the Information Technology and facilities functions which had previously reported to Mr. Rice. Dr. Calcagno assumed many of the former responsibilities of Ms. Friedl-Naderer.
Mr. Horn and Ms. Friedl-Naderer remained with the Company through April 2023 and March 2024, respectively, to assist with their transitions. Upon their termination, Mr. Horn and Ms. Friedl-Naderer received cash separation payments, consistent with their employment agreements and the Company’s standard separation policy or practices for involuntary terminations. Mr. Rice, whose employment ended in July 2023, did not receive any separation payments.
In March 2024, Dr. Phillip Pang, our former Executive Vice President and Chief Medical Officer, decided to leave the Company to spend more time with his family. He did not receive any separation payments or equity acceleration associated with his departure. We are currently searching for Dr. Pang’s successor.
Key Achievements in 2023
Following her appointment, Dr. De Backer immediately focused her efforts on building on the strength of our core capabilities and strong balance sheet to position Vir for continued success, including rolling out a new corporate strategy to drive future growth. Throughout the year, Dr. De Backer made several strategic decisions and changes to drive Vir to our next chapter. Our key accomplishments for 2023 include, but are not limited to, the following:
•	Delivered on our core hepatitis Phase 2 readouts for SOLSTICE and MARCH Part B, culminating in the transformative data we presented at AASLD 2023.
○
Phase 2 SOLSTICE trial in chronic hepatitis delta participants demonstrated that after only 12 weeks of combination therapy with tobevibart and elebsiran, 5 out of 6 (83%) participants achieved undetectable HDV RNA and 6 out of 6 (100%) had HDV RNA less than the lower limit of quantification.

○
Phase 2 MARCH Part B data in chronic hepatitis B participants demonstrated an approximately three-fold higher response rate when adding tobevibart to a regimen of elebsiran with or without peginterferon after 24 weeks of treatment (15.0% for tobevibart + elebsiran + peginterferon alpha and 14.3% for tobevibart + elebsiran).

•
Submitted 1 IND and advanced 3 early-stage research programs to Development Candidate status. We continued to advance our T Cell viral vector platform in HIV with VIR-1388 with the first patient dosed in September 2023 and with initial immunogenicity data expected in the second half of 2024, and advanced our pipeline with multiple potential new IND candidates, i.e. VIR-2981 (Flu), VIR-8190 (RSV/MPV), VIR-7229 (next-gen COVID), and VIR-1949 (CMV HPV).

•	Financially, we exceeded our goal of reducing total cash spend and implementing financial rigor throughout the Company while securing ~$75 million in new grant funding from the Biomedical

Advanced Research and Development Authority (BARDA) and the Bill & Melinda Gates Foundation. We also rationalized our geographical footprint which included eliminating approximately 12%, or net 75 positions, including reductions from the Company’s discontinuation of its small molecule group which was initiated in the third quarter of 2023.
•
Invested in core capabilities: Vir made purpose-led changes to reinforce our core capabilities in immunology and virology, a world class monoclonal antibody (mAB) platform with AI-driven protein engineering, and a T cell-based viral vector platform to elicit long-lasting immune responses. These investments will enable us to drive patient impact and growth in infectious disease and beyond to areas such as viral-associated and immune-mediated diseases.

Stockholder Engagement
In 2023, we proactively sought feedback from stockholders to ensure we understand key matters of interest to them and to enable us to consider that feedback for our governance and compensation decisions. Since our 2023 Annual Meeting of Stockholders, we reached out to stockholders representing over 71.4% of our outstanding common stock and met with all stockholders who responded with interest in having a meeting. Discussions focused on a variety of topics including business strategy, CEO and other executive leadership transitions, our 2023 say-on-pay results (we received 96% of votes in favor), corporate governance, compensation philosophy and strategy, and ESG initiatives. These meetings were attended by the Independent Chair of our Compensation Committee and members of our management team.
This dialogue provided us with critical insight into the views of our largest stockholders and helped inform our go-forward executive compensation strategies:
What We Heard from Stockholders	How We Responded
A preference for additional disclosure around the CEO transition and CEO pay to help them understand the process and rationale.
We added extensive disclosure around the CEO transition including: (i) the Board’s CEO selection process, (ii) why the Board selected Dr. De Backer, (iii) the rationale behind Dr. De Backer’s new hire compensation, and (iv) proactive disclosure of Dr. De Backer’s go-forward 2024 compensation.

Additional disclosure added – please see Section “—Chief Executive Officer Transition”

A desire for additional disclosure around the annual incentive program, how achievement is measured, and how payouts are determined.
We added additional disclosure detailing how each goal category was scored to provide stockholders greater insight into how the overall corporate attainment percentage was calculated.

We also provided more extensive detail on how individual payouts were determined for each executive.

Additional disclosure added – please see Section “—Annual Incentive Plan”

A preference for performance-based equity (e.g., “PSUs”) to be considered as part of our long-term incentive program, or rationale included on why the Compensation Committee feels the equity mix is appropriate.

Given the volatility and uncertainty that characterizes clinical-stage biotech companies, we believe our annual and new hire equity mix of 67% stock options (which are entirely “at-risk”) and 33% RSUs strongly incentivizes the performance of our NEOs to achieve sustained stock price appreciation. We believe our current equity mix is well aligned with peer practice, where PSUs are a minority practice.

The Compensation Committee will continue to review the option of PSUs for potential inclusion in future equity programs.

Executive Compensation Highlights
Our executive compensation program is designed to enable us to attract and retain top caliber talent who will drive the success of our long-term business strategy. Each year we review our current compensation practices to ensure they remain fair, equitable, and competitive. In 2023 our achievements included:
•
Recruited and onboarded several new executives, including our CEO: In 2023, Vir recruited several highly skilled leaders (including the CEO and two NEOs) to its executive management team, and promoted others from within the Company.

•
Enabled smooth transition of leadership without special severance arrangements: There were no special severance arrangements granted to any of the departing members of the executive management team in 2023.

•
Strong pay-for-performance alignment: The majority of each NEO’s pay is “at-risk” and is tied to corporate performance, whether through our annual incentive plan or through equity-based compensation. Currently, the average intrinsic value of each Current NEO’s 2023 equity grant is worth approximately 16% of the grant date fair value due to the stock price decline following the readout of our Phase 2 PENINSULA trial evaluating VIR-2482.

•
Additional disclosure throughout the CD&A: This year we expanded disclosure throughout the CD&A to provide stockholders greater insight into how compensation decisions are made and the rationale behind them.

•
Payout of 108% of target in annual incentive plan: The Company overachieved with respect to many of its annual goals, which resulted in an above-target payout for 2023, as further described in detail below.

2023 Executive Compensation Policies and Practices
What We Do	What We Don’t Do
✔ Compensation Committee of Independent Directors: The Compensation Committee is composed entirely of independent directors. The Committee regularly meets in executive session without management present, and with and without its independent compensation consultant.
✔ Independent Compensation Consultant: The Compensation Committee engages its own compensation consultant and reviews its independence from management annually.
✔ Risk Analysis: We regularly review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.
✔ Multi-Year Vesting: Annual and new hire equity awards granted to our NEOs in 2023 vest over a four-year period. Transition RSUs granted to our NEOs in 2023 vest over a back-end loaded three-year period.
✔ Annual Compensation Review: The Compensation Committee undertakes a comprehensive review of compensation of our executives, including our NEOs, on an annual basis.
✔ Double-Trigger Change in Control: Our Change in Control and Severance Benefit Plan requires a double-trigger condition prior to awarding any of our executives enhanced severance compensation

✘ No Guaranteed Compensation: Although we have signed employment letter agreements with each of our NEOs, these agreements provide for “at will” employment, and none of these employment letter agreements provide any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.
✘ No Hedging or Pledging our Common Stock: Our Insider Trading Policy prohibits employees, directors and designated consultants from engaging in hedging or pledging our common stock as collateral for a loan, or other monetization transactions with respect to our common stock or borrowing against our common stock.
✘ No Special Health or Welfare Benefits or Perquisites Except in Limited Circumstances: Our NEOs typically participate in our broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time salaried employees. We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances.
✘ No Special Retirement Benefits: We do not provide pension arrangements or post-retirement health coverage for our NEOs or employees. Our NEOs and other U.S.-based employees are eligible to participate in our 401(k) plan.

What We Do	What We Don’t Do
and benefits (including the acceleration of equity awards), the only current exception being a portion of Dr. De Backer’s new hire equity award.
✔ Equity Ownership Guidelines and Multiple Clawback Policies: We adopted equity ownership guidelines in response to feedback from our stockholders, and our multiple clawback policies provide the Committee additional ability to recoup compensation beyond what the Dodd-Frank Act requires.
✔ Ongoing Investor Outreach. The Chairman of the Compensation Committee and members of the management team actively solicit feedback from our stockholders on compensation and governance.

Executive Compensation Philosophy and Overview
Our executive compensation program is designed to enable us to attract and retain outstanding talent, to motivate management to achieve the Company’s critical priorities, and to align management’s incentives with the long-term interests of our stockholders. In line with this philosophy, our executive compensation program consists of three primary elements:
•	Base salary
•	Short-term cash incentive
•	Long-term equity incentive
The Compensation Committee believes these three elements, balancing the portion of “base” and “at risk” compensation, serve to both compensate management for their service and align their interests with those of our stockholders. Though the Compensation Committee has not adopted any formal policies or guidelines that dictate the allocation of compensation between these elements, the emphasis is on the “at risk” elements of pay through short-term and long-term incentives (primarily in the form of stock options). The Compensation Committee reviews executive compensation annually to ensure both pay levels and mix remain competitive and allow us to recruit and retain the caliber of executive officers necessary to fulfill our critical mission of powering the immune system to transform lives.
Process of Setting Executive Compensation
Role of the Compensation Committee and the Board
Each year the Compensation Committee reviews our executive compensation strategy, evaluates and approves our compensation levels and design, assesses the risk profile of our executive incentive programs, and evaluates both corporate performance and the individual performance of each NEO.
Specifically, the Compensation Committee meets towards the end of the year to review our NEO’s pay levels as they relate to the broader market. Official compensation decisions for NEOs are typically made during the first Compensation Committee meeting of the following year. This multi-step process gives the Compensation Committee time to thoughtfully determine each NEO’s individual pay elements and target total compensation opportunity.
In determining pay, the Compensation Committee evaluates several factors, including:
•	The Company’s performance during the prior year against corporate goals;
•	Each NEO’s positioning against other similarly situated executives at peer companies given their relative scope of responsibilities, skillset, and experience;
•	Each NEO’s individual contributions to our overall performance for the year; and
•	The recommendations of the CEO for our NEOs, other than the CEO.

Role of Management
The Compensation Committee works with management, including the CEO, when reviewing and setting executive compensation for all NEOs other than the CEO. Management generally provides information on corporate and individual performance and works with the Committee’s independent compensation consultant to provide relevant external market compensation data.
The CEO provides recommendations on the compensation packages for our NEOs other than herself and input on individual executive performance. The CEO is also instrumental in developing both our annual and long-term strategic objectives and goals used in our incentive programs and in providing perspective on our performance against those goals. No NEOs, including the CEO, are involved in their own compensation decisions.
Role of the Independent Compensation Consultant
Since 2019, the Compensation Committee has engaged an independent external consultant, Semler Brossy, to advise on overall compensation matters, including:
•	Guidance and recommendations on the composition of compensation peer group
•	Market data from our peer group for analysis and design of the compensation levels of our executive officers and non-employee directors
•	Overall compensation program design
•	Guidance on our compensation philosophy and strategy
•	Input on compensation actions for executive promotions and new hires
•	Input on the Executive Compensation portion of our CD&A
Semler Brossy reports directly to the Compensation Committee and to its Chair. Additionally, Semler Brossy works with management to source market data and to arrive at market benchmarks for NEOs. Each year, the Compensation Committee performs an assessment of Semler Brossy’s independence. In 2023 the Compensation Committee determined that Semler Brossy is independent consistent with the listing standards of the relevant Nasdaq and SEC rules and that Semler Brossy’s engagement does not raise any conflict of interest. During 2023 Semler Brossy did not provide services to the Company other than the services to the Compensation Committee described herein.
Role of Market Data
The Compensation Committee uses competitive market analyses from a group of peer companies as one input for compensation decisions when reviewing executive compensation levels and practices. The Compensation Committee also uses market data from broader Radford Global Life Sciences compensation surveys and their own knowledge and judgement in evaluating market data when making compensation decisions.
With the assistance of its compensation consultant, the Compensation Committee considers several factors when reviewing companies for inclusion in our peer group. The primary factors for consideration are industry (biotechnology and pharmaceuticals), stage of drug development, and market valuation. Other key factors considered include similarity of our therapeutic and technological focus, number of employees, R&D spend, and breadth of platforms and clinical trials. The peer group is annually reviewed to ensure it is appropriately reflective of Vir’s business and talent dynamics at that time.

For the 2023 peer group, the Compensation Committee removed Acceleron Pharma Inc. due to its acquisition by Merck & Co., Inc., and removed INOVIO Pharmaceuticals, Inc. and Allakos Inc. due to significant decreases in their respective market values. The Committee added Apellis Pharmaceuticals, Inc. and Dynavax Technologies Corporation based on their current respective market values, therapeutic similarities to Vir, and their respective stages of development. As a result, the following 21 companies were approved in September 2022 and were used for 2023 compensation decisions.
Allogene Therapeutics, Inc.	CRISPR Therapeutics AG	Mirati Therapeutics, Inc.
Appelis Pharmaceuticals	Denali Therapeutics Inc.	Novavax, Inc.
Arrowhead Pharmaceuticals, Inc.	Dynavax Technologies	Reata Pharmaceuticals, Inc.
Beam Therapeutics Inc.	Editas Medicine Inc.	REGENXBIO Inc.
Biohaven Pharmaceutical Holding Company Ltd.	Global Blood Therapeutics, Inc.	Turning Point Therapeutics, Inc.
Blueprint Medicines Corporation	Intellia Therapeutics, Inc.	Ultragenyx Pharmaceutical Inc.
BridgeBio Pharma, Inc.	Iovance Biotherapeutics, Inc.	Xencor, Inc.
Executive Compensation Program and Compensation Decisions for the Named Executive Officers
Our practices with respect to the three primary components of our compensation program (base salary, annual incentive plan, and long-term incentives) are described below, followed by a discussion of the specific factors in determining the levels of these compensation elements for our NEOs in 2023.
Compensation Component	Purpose	Features
Base Salary	• Attracts and retains top caliber talent who have demonstrated track records of success.	• Fixed compensation component payable in cash. • Provides a stable form of income. • Based on responsibilities, experience, contributions, and market data.
Annual Incentive Plan	• Links annual cash incentive to the attainment of the most significant drivers of the Company’s near-term success. • Motivates, attracts, and retains executives.
• Variable cash component with payouts, if any, based on combination of Company and individual performance.
• Goals determined at the beginning of the fiscal year with payouts assessed the following year based on corporate scorecard performance.

Long-Term Incentives
• Closely aligns the interests of our executives with those of our stockholders.
• Encourages long-term, sustainable performance and ongoing retention.
• Options are more performance-oriented since they only provide value to our NEOs with sustained stock price appreciation.
• RSUs provide a stable and retentive form of equity compensation.

• Multi-year vesting based on continued service.
• Annual and new hire equity typically in the form of 33% RSUs and 67% stock options (in terms of number of shares), vesting over a four-year period.
• Award levels are differentiated based on market data, and to reward and retain specific individuals.

Annual Base Salary
The base salaries for our NEOs are designed to provide a stable, fixed pay element for their services throughout the year. The Compensation Committee sets the base salary levels with consideration to each NEO’s experience, skills and responsibilities, market data for similar roles at peer companies, the recommendations of the CEO, and may also draw upon the experience of members of the Board and broader market practices and data. The Compensation Committee reviews executive salaries each year – typically in connection with the Company’s annual performance review process – adjusting from time to time as appropriate to align with market competitive pay levels, accounting for individual responsibilities, performance, and experience.
In February 2023, consistent with the process detailed above, the Compensation Committee reviewed the base salaries of each NEO. At that time, the Compensation Committee increased the base salaries for each of Drs. Hanly and Pang, Ms. Friedl-Naderer and Mr. Rice by 4.0%, consistent with annual merit increases across the rest of the Company. Dr. Scangos and Mr. Horn did not receive base salary increases due to their planned transitions.
The 2023 annualized base salaries for our NEOs were as follows:
Name	2022 Base Salary	2023 Base Salary	% Increase
Current NEOs:
Marianne De Backer, M.Sc., Ph.D., MBA Chief Executive Officer	—	$900,000	—
Sung Lee Chief Financial Officer	—	$525,000	—
Jeffrey Calcagno, M.D. Chief Business Officer	—	$500,000	—
Aine Hanly Chief Technology Officer	$480,000	$499,200	4.0%
Departed NEOs:
George Scangos, Ph.D. Former Chief Executive Officer	$650,000	$650,000	0.0%
Johanna Friedl-Naderer(1) Former Chief Operating Officer	$535,000	$608,541	4.0%
Phillip Pang, M.D., Ph.D. Former Chief Medical Officer	$510,000	$530,400	4.0%
Steven Rice Former Chief Administrative Officer	$488,000	$507,520	4.0%
Howard Horn Former Chief Financial Officer	$477,500	$477,500	0.0%
(1)
Amounts reflected above for Ms. Friedl-Naderer have been converted from Swiss francs to U.S. dollars using conversion rates of 1 USD = 0.85133 CHF and 1 USD = 0.9311084, as of December 31, 2023 and Ms. Friedl-Naderer’s hire date of March 2, 2022, respectively.

Annual Incentive Plan (“AIP”)
Our NEOs are eligible to receive an annual cash incentive based on individual and corporate performance, which is designed to incentivize our NEOs to achieve critical short-term goals and to align their payouts with our business strategy and outcomes.
Each of our NEOs is assigned a target annual incentive opportunity based upon a percentage of his or her base salary with consideration given to each NEO’s accountability, scope of responsibilities and potential impact on our performance. The Board set a target 2023 annual corporate incentive for Dr. De Backer at 80% of her base salary. The target AIP percentages for our Executive Vice President-level NEOs remained unchanged at 45% of base salary.

The target annual incentive plan opportunities for our NEOs were as follows:
Name	2022 Target AIP as a % of Base Salary	2023 Target AIP as a % of Base Salary	2023 Target AIP Value
Current NEOs:
Marianne De Backer, M.Sc., Ph.D., MBA Chief Executive Officer	—	80%	$720,000
Sung Lee Chief Financial Officer	—	45%	$236,250
Jeffrey Calcagno, M.D.(1) Chief Business Officer	—	45%	$142,397
Aine Hanly Chief Technology Officer	45%	45%	$224,640
Departed NEOs:
George Scangos, Ph.D.(2) Former Chief Executive Officer	65%	—	—
Johanna Friedl-Naderer(3) Former Chief Operating Officer	45%	45%	$273,843
Phillip Pang, M.D., Ph.D. Former Chief Medical Officer	45%	45%	$238,680
Steven Rice(2) Former Chief Administrative Officer	45%	—	—
Howard Horn(2) Former Chief Financial Officer	45%	—	—
(1)	Dr. Calcagno’s 2023 target AIP value is prorated based on his start date of May 15, 2023.
(2)	Dr. Scangos and Messrs. Horn and Rice were not eligible for payouts under our 2023 annual incentive plan due to the timing of their departures.
(3)
Per the terms of her separation agreement, Ms. Friedl-Naderer was eligible for her full target AIP for 2023. Amounts reflected above for Ms. Friedl-Naderer have been converted from Swiss francs to U.S. dollars using a conversion rate as of December 31, 2023 of 1 USD = 0.85133 CHF.

Payouts of each NEO’s annual incentive are typically approved by the Compensation Committee during the first quarter of each year, shortly after the end of the annual performance period, based on the Committee’s assessment of the Company’s performance against the corporate scorecard. After corporate performance against the strategic goals has been determined, each NEO’s payout is subject to further adjustments based on the Compensation Committee’s assessment of the executive’s individual performance for the year, with input from the CEO on NEOs other than herself. Individual adjustments are typically no more than +/- 20%, and total payouts are capped at 150% of target for each NEO.
2023 AIP Scorecard
Designing the 2023 AIP scorecard involved multiple meetings with the Board and Compensation Committee to ensure its alignment with the Company’s business strategy. The 2023 goals were intended to motivate and reward the achievement of Vir’s most critical drivers of near-term success and, where applicable, consistent with the communication provided to investors with earnings. The entirety of our AIP scorecard is aligned with our business strategy and weighted by relative importance so that overall corporate achievement can be objectively measured.
In 2023, our goals were defined across six categories: product (5%), program (30%), pipeline (20%), financial (15%), functional excellence (20%), and people and culture (10%). The Compensation Committee believed that each goal was strongly aligned to the creation of stockholder value.

Specific weightings, summary of achievement, and scoring of the 2023 corporate scorecard are detailed in the table below:
Goal Category (% weight)	Summary of Achievements Considered	Percent Achieved	Weighted Score
Product (5% weight)	• Secured ~$75 million in new grant funding from BARDA and the Bill & Melinda Gates Foundation • Did not achieve target level of achievement for sotrovimab net sales revenue due to changing COVID-19 market conditions	90%	5%

Program (30% weight)
• Chronic Hepatis B: Advanced MARCH-B trials examining doublet and triplet regimens of elebsiran, tobevibart, and PEG-IFN-α to Phase 2 readout

• Chronic Hepatis B: First patient dosed in Phase 2 PREVAIL platform trial examining combinations of elebsiran, tobevibart, PEG-IFN-α, and an NRTI

• Chronic Hepatitis D: Advanced SOLSTICE trial examining monotherapy and combination therapy of elebsiran and tobevibart to Phase 2 readout with promising results

• Influenza A: Advanced PENINSULA trial examining VIR-2482 to Phase 2 readout despite missing endpoints

• HIV: First patient dosed in Phase 1 trial examining VIR-1388 as an HIV prophylaxis ahead of schedule

• Completed Phase 3 readiness activities (including late-stage manufacturing capabilities) for each relevant program
		96%	29%

Pipeline (20% weight)
• Submitted IND for VIR-1388, a novel T cell vaccine, in March 2023

• Continued to advance several next-generation drug candidates, including but not limited to*:

○ VIR-2981, an investigational neuraminidase-targeting monoclonal antibody (mAb) against both Influenza A and B viruses

○ VIR-8190, an investigational mAb against respiratory syncytial virus (RSV) and human metapneumovirus

○ VIR-7229, an investigational COVID-19 mAb that has shown to have high potency against a broad spectrum of variants in laboratory studies

○ VIR-1949, an investigational T cell vaccine designed to treat precancerous lesions caused by human papillomavirus (HPV)
		110%	22%

Goal Category (% weight)	Summary of Achievements Considered	Percent Achieved	Weighted Score
Financial (15% weight)	• Controlled total cash spend to be within the Board-approved budget* • Took strategic steps to optimize cost structure and reduce operating expenses (anticipated annual savings of >$40M) • Finished 2023 with $1.6 billion in cash, cash equivalents, and other investments • Executed several license/collaboration/MSA agreements in 2023*	125%	19%

Functional Excellence (20% weight)
• Rationalized geographical footprint including a 12% workforce reduction

• Reinforced strategic focus on world-class monoclonal antibody and T cell-based viral vector platforms

• Expanded strategic focus beyond infectious disease to viral-associated diseases and immune targeting

• Ensured quality and compliance with all applicable regulations leading to successful inspections

• Met workforce planning goals and budget across the Company

• Expanded in-house manufacturing capabilities (e.g., cell line development for high-tier mAbs, production of non-GMP material for preclinical studies)

• Invested in data science capabilities across all Company functions
		125%	25%

People & Culture (10% weight)	• Missed target employee engagement survey score by four percentage points	90%	9%
Total			108%
*
These corporate performance goals include highly sensitive competitive data, including pre-clinical, regulatory, and financial targets. We do not disclose specific portions of these goals because we believe they would result in competitive harm to us. Achievement of each of these corporate performance goals involves a high level of difficulty given the inherent risks and uncertainties involved in advancing preclinical and clinical investigational products through the drug development process, controlling cash expenditures in a highly cash-intensive research and development business, and identifying, negotiating and consummating licensing and collaboration agreements with sophisticated third parties.

In February 2024, based on the recommendation of the Compensation Committee, the Board determined that we achieved our 2023 corporate performance goals at 108% of target. In determining the level of achievement, the Board assessed the overachievement of some of our goals (such as our Pipeline, Financial, and Functional Excellence goals), balanced against the slight underachievement of others (such as our Product, Program, and People & Culture Goals). The Committee also considered achievements in each goal category that were not originally anticipated as part of the 2023 corporate scorecard yet were important to drive near term company value.
The Board devoted a substantial amount of time to assessing performance across each category, particularly the Program goals which had the highest percentage weighting across the scorecard. When assessed against the goals, the Company overachieved across each of its core programs in HDV, HBV, HIV, and Influenza. That said, the Board also weighed the outcome of the Phase 2 PENINSULA trial evaluating VIR-2482 and determined that a 96% rating appropriately recognized the Company’s overachievement against each of the Program goals as written, while considering the impact of the PENINSULA trial on our stock price.
Payouts for each NEO were further weighted to reflect each NEO’s individual performance. Final 2023 payouts as a percentage of target are detailed below:
Name	2023 Base Salary	2023 Target AIP % of Salary	2023 Corporate Attainment %	2023 Individual Attainment %	2023 Bonus Payout Value
Current NEOs:
Marianne De Backer, M.Sc., Ph.D., MBA Chief Executive Officer	$900,000	80%	108%	110%	$855,360
Sung Lee Chief Financial Officer	$525,000	45%	108%	115%	$293,423
Jeffrey Calcagno, M.D.(1) Chief Business Officer	$500,000	45%	108%	95%	$146,100
Aine Hanly Chief Technology Officer	$499,200	45%	108%	110%	$266,872
Departed NEOs:
George Scangos, Ph.D.(2) Former Chief Executive Officer	$650,000	—	—	—	—
Johanna Friedl-Naderer(3) Former Chief Operating Officer	$608,541	45%	100%	100%	$273,843
Phillip Pang, M.D., Ph.D. Former Chief Medical Officer	$530,400	45%	108%	100%	$257,774
Steven Rice(2) Former Chief Administrative Officer	$507,520	—	—	—	—
Howard Horn(2) Former Chief Financial Officer	$477,500	—	—	—	—
(1)	Dr. Calcagno’s 2023 target bonus value is prorated based on his start date of May 15, 2023.
(2)	Dr. Scangos and Messrs. Horn and Rice were not eligible for an annual bonus payout under our 2023 short-term corporate incentive plan due to the timing of their departures.
(3)
Per the terms of her separation agreement, Ms. Friedl-Naderer was eligible for her full target bonus for 2023. Amounts reflected above for Ms. Friedl-Naderer have been converted from Swiss francs to U.S. dollars using a conversion rate as of December 31, 2023 of 1 USD = 0.85133 CHF.

In February 2024, the Board assessed the Chief Executive Officer’s performance for the year and recommended that the Compensation Committee approve a 110% level of individual attainment for Dr. De Backer. The Board felt that Dr. De Backer provided extraordinary leadership for the Company through a period of strategic redirection, which included a renewed focus on Vir’s core platforms, an expansion beyond infectious disease, purpose-led changes for sustainable growth, enhanced stockholder engagement, and recruiting and developing a new high-performing executive management team. In addition to skillfully navigating Vir through unforeseen challenges, Dr. De Backer’s focus on Company culture, characterized by an emphasis on teamwork, innovation, inclusivity, and continuous improvement, were factors in the Board’s above-target bonus recommendation.
In determining the level of individual attainment for the other NEOs, the Compensation Committee considered the following achievements as well as Dr. De Backer’s recommendation for each individual:
Mr. Lee’s level of 115% individual attainment considered his leadership and transformation of the finance function, as well as his impact throughout the Company by fostering a disciplined approach to capital allocation. Through his stewardship of our strong balance sheet, leadership in driving cost-optimization initiatives, and initiation of a new $300 million at-the-market offering, Vir is well-positioned to advance our multiple product candidates through major inflection points while maintaining the ability to invest in our next-generation pipeline and external innovation.

Dr. Calcagno’s level of 95% individual attainment acknowledged his sustained efforts through 2023 to support and expand our partnerships, search for external innovation, and build-out the Company’s commercial capabilities. His attainment recognized the award of an additional approximately $50 million in new funding by the Biomedical Advanced Research and Development Authority (BARDA) to advance the development of novel monoclonal antibody (“mAb”) candidates related to pandemic preparedness and response. Under Dr. Calcagno’s leadership, Vir executed several licenses, collaborations, and MSA agreements in 2023. He will continue exploring opportunities to enhance innovation in 2024.
Dr. Hanly’s level of 110% individual attainment recognized her exceptional leadership of the technical operations function in 2023, which included the build-out of our San Francisco laboratory capabilities such as in-house mAb cell line development and small-scale drug substance and drug product manufacturing. Dr. Hanly also enabled the on-time delivery of medicines to patients and clinical trials by executing on our end-to-end supply chain strategies and establishing Vir as a “partner of choice” to our CDMO partners.
Dr. Pang’s level of 100% individual attainment recognized his expanded role of Chief Medical Officer and interim Head of Research through the hiring of Jennifer Towne, Ph.D., as our Executive Vice President and Chief Scientific Officer in November 2023. During 2023, Dr. Pang led the advancement of our existing programs, while expanding our pipeline to discover and develop novel product candidates targeting new areas within influenza, COVID-19, RSV/MPV, precancerous HPV lesions, and other viral-associated and immune mediated diseases. Having served as Vir’s founding Chief Medical Officer since 2016, he provided invaluable support through this year of transition and change.
Per Ms. Friedl-Naderer’s separation agreement, she was awarded a 2023 bonus equal to the level of 100% corporate and individual performance in 2023.
Long-Term Incentive Compensation
Long-term incentive compensation granted in the form of equity awards is a critical portion of our overall compensation program. Equity awards are intended to (i) further align the interests of our NEOs with the interests of our stockholders, (ii) emphasize long-term financial performance, (iii) reward sustained share price appreciation and (iv) support the retention of our management team.
Given the nature of the Company and business, we have experienced high stock price volatility. To help manage challenges with volatility, we worked to design the program to emphasize long-term, sustained performance. The plan includes:
•
Annual equity grants to establish overlapping grant vesting, which are on a more frequent and consistent basis, further extending and reinforcing the program’s long-term orientation and retentive value.

•
A mix of equity awards that include both RSUs and stock options. RSUs provide more certainty in value during periods of stock market volatility. Stock options are provided as a performance-oriented equity vehicle given they require an increase in the stock price to deliver value to our NEOs.

•	Equity ownership guidelines that reinforce outright ownership and further align executive interests with those of our stockholders.
Our annual and new hire RSUs and stock options vest over a four-year period. The RSUs vest 25% annually over four years, and the stock options cliff vest at 25% after one year, then vest in equal monthly installments for the next 36 months. We typically grant annual and new hire equity using a mix of 1/3 RSUs and 2/3 stock options (in terms of number of shares).
In 2023, as a result of the transitions and changes experienced by the Company at the executive level, the Compensation Committee granted a combination of annual equity awards to NEOs providing ongoing services to the Company, new hire equity awards to new NEOs, and special transition RSU awards to select NEOs. The long-term incentive compensation granted in 2023 was designed to support our goal of retaining and properly compensating key leaders as our leadership team evolved while continuing to drive the business forward without interruption.

2023 Annual Equity Awards
The Compensation Committee, with the help of its independent compensation consultant, evaluates various internal and external factors to determine the size of our annual equity awards. Internally, the Committee considers any promotions or changes in role, recognition of significant contributions, and individual retention objectives to help size and differentiate the awards. Externally, the Committee evaluates other inputs in addition to grant date fair value given the highly volatile nature of our stock. These factors include:
•	Number of shares granted (as a percentage of shares outstanding)
•	Potential realizable value under different stock price scenarios
•	Outstanding unvested and total equity holdings
Consistent with this approach, the Committee sought to grant a similar number of annual equity shares to each eligible NEO in 2023 as in 2022. The number of shares granted, grant date fair value, and intrinsic value of the awards as of fiscal year end are detailed in the table below:
Name	# Annual RSUs	# Annual Options	Option Exercise Price	Grant Date Fair Value of RSUs and Options	Illustrative Intrinsic Value of RSUs and Options at $10.06/share(1)
Current NEOs:
Aine Hanly Chief Technology Officer	27,500	55,000	$27.01	$1,947,759	$276,650
Departed NEOs:
George Scangos, Ph.D. Former Chief Executive Officer	—	—	—	—	—
Johanna Friedl-Naderer(2) Former Chief Operating Officer	35,000	70,000	$27.01	$2,478,966	$352,100
Phillip Pang, M.D., Ph.D.(2) Former Chief Medical Officer	35,000	70,000	$27.01	$2,478,966	$352,100
Steven Rice(2) Former Chief Administrative Officer	23,000	46,000	$27.01	$1,629,035	$231,380
Howard Horn Former Chief Financial Officer	—	—	—	—	—
(1)
Reflects the immediate value of the annual options and annual RSUs if exercised or vested as of fiscal year end based on a closing stock price of $10.06 on December 29, 2023 (e.g., options shown above would have no intrinsic value at $10.06 and each RSU would have a $10.06 value attributable to it).

(2)	Unvested Annual RSUs and Annual Options were forfeited upon the Departed NEOs’ respective departures.
The number of RSUs and stock options granted in 2023 were generally consistent with the number of shares granted in 2022 and had a similar grant price. Dr. Scangos and Mr. Horn did not receive annual equity grants in anticipation of their planned transitions. Dr. De Backer, Mr. Lee and Dr. Calcagno each received new hire equity grants upon their respective start dates in 2023, detailed in the section below titled “2023 New Hire Equity Awards.”
2023 Special Transition RSU Awards
In addition to the awards listed above, the Compensation Committee also approved special RSU grants to select NEOs in February 2023, coinciding with their annual equity awards. These RSUs were granted to ensure business continuity and stability during a critical leadership transition period for the Company.
The RSUs vest with a backloaded schedule as follows: 2/3 of the shares vest after the second anniversary of the grant date and the final 1/3 of shares vest on the third anniversary of the grant date, subject to continued employment with the Company on the applicable vesting dates.

The number of shares granted, grant date fair value, and intrinsic value of the awards as of fiscal year end are detailed in the table below:
Name	# Transition RSUs	Grant Date Fair Value Per Share	Grant Date Fair Value	Illustrative Intrinsic Value at $10.06/share(1)
Current NEOs:
Aine Hanly Chief Technology Officer	10,000	$27.01	$270,100	$100,600
Departed NEOs:
Johanna Friedl-Naderer(2) Former Chief Operating Officer	25,000	$27.01	$675,250	$251,500
Phillip Pang, M.D., Ph.D.(2) Former Chief Medical Officer	25,000	$27.01	$675,250	$251,500
Steven Rice(2) Former Chief Administrative Officer	50,000	$27.01	$1,350,500	$503,000
(1)
Reflects the immediate value of the transition RSUs if vested as of fiscal year end based on a closing stock price of $10.06 on December 29, 2023 (e.g., each RSU above would have a value of $10.06 attributable to it).

(2)	Unvested Transition RSUs were forfeited upon the Departed NEOs’ respective departures.
2023 New Hire Equity Awards
Like the annual equity awards, the Compensation Committee considers a variety of factors in determining the size of new hire equity awards such as peer market data and what type of outstanding equity the new hire is forfeiting (if any) at his or her prior employer. When assessing the peer market data, the Compensation Committee considers the percentage of Vir’s shares outstanding represented by the potential grant, potential realizable value, and grant date fair value. See “—Chief Executive Officer Transition” above for a detailed description of the factors considered in the new hire equity award granted to Dr. De Backer.
Similar to the annual equity grants, we show both the grant date fair value of each executive’s new hire equity as well as the year-end intrinsic value to emphasize the volatile nature of our stock and the at-risk element of our equity grants, the majority of which are in the form of stock options. The number of shares granted, grant date fair value, and intrinsic value of the awards as of fiscal year end are detailed in the table below:
Name	# New Hire RSUs	# New Hire Options	Option Exercise Price	Grant Date Fair Value of RSUs and Options	Illustrative Intrinsic Value of RSUs and Options at $10.06/share(1)
Marianne De Backer, M.Sc., Ph.D., MBA Chief Executive Officer	576,452	1,152,904	$23.28	$35,023,955	$5,799,107
Sung Lee Chief Financial Officer	66,500	133,000	$23.01	$4,002,396	$668,990
Jeffrey Calcagno, M.D. Chief Business Officer	55,000	110,000	$25.64	$3,679,632	$553,300
(1)
Reflects the immediate value of the new hire options and new hire RSUs if exercised or vested as of fiscal year end based on a closing stock price of $10.06 on December 29, 2023 (e.g., options shown above would have no intrinsic value at $10.06 and each RSU would have a $10.06 value attributable to it).

2024 Compensation Actions
In February 2024, the Compensation Committee approved 2% to 4% base salary increases for each Current NEO and did not make any changes to their respective target AIP percentages. Because of the decrease in our stock price since the grant date of our 2023 annual grants, the grant date fair values of the 2024 annual equity awards were substantially lower than the previous year:
Name	# Annual RSUs	# Annual Options	Option Exercise Price	Grant Date Fair Value of RSUs and Options
Marianne De Backer, M.Sc., Ph.D., MBA Chief Executive Officer	175,000	350,000	$10.11	$4,467,050
Sung Lee Chief Financial Officer	40,000	80,000	$10.11	$1,021,040
Jeffrey Calcagno, M.D. Chief Business Officer	32,500	65,000	$10.11	$829,595
Aine Hanly Chief Technology Officer	32,500	65,000	$10.11	$829,595
Health and Welfare Benefits
In general, all of our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees.
Section 401(k) Plan
Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We currently match 100% of employee contributions of the first 3% of eligible compensation, and 50% of contributions on the next 2% of eligible compensation. Participants are immediately and fully vested in all contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, and the 401(k) plan’s related trust is intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to participants until distributed from the 401(k) plan.
Perquisites
We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances, such as: the temporary housing allowances provided to Dr. Hanly; the temporary housing allowance provided to Ms. Friedl-Naderer, given the amount of time the Company asked her to spend in San Francisco through her departure in March 2024; and a global health plan provided to Dr. De Backer, given the amount of time the Company has asked her to spend in the U.S. pending her permanent relocation to San Francisco, at which time she will be covered under the same broad-based Company-sponsored health benefits programs offered to all full-time salaried employees residing in the U.S. These arrangements are described in more detail under the section entitled “—Agreements with Named Executive Officers” below.
Post-Employment Compensation
Our NEOs are entitled to certain severance and change of control payments and benefits pursuant to the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan and, if applicable, their respective offer letters, as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.” The plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting, other than for Dr. De Backer, is generally subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change in control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the NEO. For Dr. De Backer acceleration of vesting upon a Change in Control is subject to her employment letter agreement described in more detail under the section entitled “—Agreements with Named Executive Officers.”
Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our NEOs to find comparable employment following an involuntary termination of employment in connection with or following a change in control of the Company, these payments and benefits are intended to ease the consequences to a NEO of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of our NEOs that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.
Accounting and Tax Considerations
Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the Company’s current and former executive officers. While the Compensation Committee generally considers the financial accounting and tax implications to us of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs in 2023. Under Financial Accounting Standard Board ASC Topic 718 (“ASC Topic 718”), we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718.
Risk Assessment Concerning Compensation Practices and Policies
Each year, the Compensation Committee reviews our compensation policies and programs to assess whether they may encourage our employees and executives to take inappropriate risks. In June 2023 the Compensation Committee reviewed our current compensation plans, including the mix of fixed and variable compensation, performance metrics, program oversight, measurement and payout timing, discretion and caps on short-term incentives, award size, vesting schedules and other terms of long-term equity incentives as well as other incentive opportunities and their features. After reviewing each of our compensation plans, the Compensation Committee determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company as a whole.
Compensation Committee Report*
The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this proxy statement with management and, based on such review and discussions, the Compensation Committee has approved the inclusion of the Compensation Discussion & Analysis in this proxy statement and its incorporation by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.
Compensation Committee
Mr. Robert More (Chair)
Ms. Janet Napolitano
Dr. Phillip Sharp
Dr. Elliott Sigal
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table
The following table shows the compensation paid to or earned by our NEOs during the years ended December 31, 2023, December 31, 2022, and December 31, 2021, for the year(s) in which they were a NEO. For a narrative description of material factors helpful to understand the information disclosed in the table below for 2023, please see the Compensation Discussion and Analysis and the narrative to this table.
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	Change in pension value and nonqualified deferred compensation earnings(5)	All other compensation ($)(6)	Total ($)
Marianne De Backer, M.Sc., Ph.D., MBA(7) Chief Executive Officer and Director	2023	675,000	2,500,000	13,419,803	21,604,153	855,360	—	437,179	39,491,495
George Scangos, Ph.D.(8) Former President and Chief Executive Officer	2023	325,000	—	—	—	—	—	13,200	338,200
	2022	638,333	—	2,489,730	4,043,885	295,750	—	12,200	7,479,898
	2021	575,000	—	7,479,180	12,129,858	487,000	—	11,600	20,682,838
Sung Lee(9) Executive Vice President and Chief Financial Officer	2023	402,865	—	1,530,165	2,472,231	293,423	—	149,690	4,848,374
Howard Horn(10) Former Executive Vice President and Chief Financial Officer	2023	159,167	—	—	—	—	—	442,133	601,300
	2022	475,167	—	1,031,800	1,233,355	150,413	—	12,200	2,902,935
	2021	461,250	—	1,684,500	2,731,950	259,560	—	11,600	5,148,860
Johanna Friedl-Naderer(11) Former Executive Vice President and Chief Operating Officer	2023	604,640	—	1,620,600	1,533,616	273,843	165,401	196,964	4,395,064
	2022	444,396	1,100,000	2,171,700	907,412	202,230	127,877	86,416	5,040,031
Phillip Pang, M.D., Ph.D.(12) Former Executive Vice President, Chief Medical Officer and Interim Head of Research	2023	527,000	—	1,620,600	1,533,616	257,774	—	13,200	3,952,190
	2022	507,400	125,000	1,975,160	1,578,694	192,780	—	12,200	4,391,234
	2021	492,000	—	2,156,160	3,496,896	276,864	—	11,600	6,433,520
Ann (Aine) Hanly, Ph.D. Executive Vice President and Chief Technology Officer	2023	496,000	—	1,012,875	1,204,984	266,872	—	133,200	3,113,931
	2022	474,167	—	1,577,180	1,159,354	181,440	—	186,625	3,578,766
	2021	338,385	250,000	1,451,400	2,367,738	249,200	—	84,635	4,741,358
Jeffrey Calcagno, M.D.(13) Executive Vice President and Chief Business Officer	2023	314,394	400,000	1,410,200	2,269,432	146,100	—	—	4,540,126
Steven Rice(14) Former Executive Vice President and Chief Administrative Officer	2023	281,265	—	1,971,730	1,007,805	—	—	—	3,260,800
	2022	485,633	—	589,600	986,684	184,464	—	—	2,246,381
	2021	471,500	—	1,347,600	2,185,560	265,328	—	—	4,269,988
(1)	Salary amounts represent actual amounts paid during 2023, 2022 or 2021.
(2)
For 2023 the amounts in this column represent: (i) for Dr. De Backer, $5,000,000 for a sign-on bonus paid in connection with Dr. De Backer’s employment letter agreement, of which $2,500,000 was paid in April 2023 and $2,500,000 was paid in April 2024; and (ii) for Dr. Calcagno, $400,000 for a sign-on bonus paid in connection with Dr. Calcagno’s employment letter agreement which was paid in May 2023. See below in the narrative section “—Agreements with Named Executive Officers—Agreement with Marianne De Backer” and “—Agreements with Named Executive Officers—Agreement with Jeffrey Calcagno” for a description of the material terms pursuant to which their sign-on bonuses were awarded. All other cash bonuses in 2023, which were based on achievement of performance goals, are disclosed in the column titled “Non-equity incentive plan compensation.”

(3)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards and option awards, as applicable, granted during fiscal years 2023, 2022 and 2021 computed in accordance with ASC Topic 718 for stock-based compensation transactions. For a discussion of valuation assumptions, see Note 12 “Stock-Based Awards” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by the NEO upon, as applicable, the vesting of the stock options, the exercise of the stock options, the vesting of the stock awards or the sale of the common stock underlying such stock options and/or such stock awards.

(4)
Reflects performance-based cash bonuses awarded to our NEOs. See the below narrative section “—Agreements with Named Executive Officers” for a description of bonuses and non-equity incentive plan compensation and the material terms pursuant to which this compensation was awarded.

(5)
The amount in this column reflects the increase in the present value of the accumulated benefits attributable to Ms. Friedl-Naderer’s employment under a pension fund in Switzerland operated by Swiss Life Collective “BVG” Foundation (the “Swiss Pension Plan”). For 2023, the amount includes $81,666 contributed to the Swiss Pension Plan by our subsidiary, Vir Biotechnology International GmbH (“VBI”). The amounts reported are based on actual payments in Swiss Francs converted to U.S. Dollars using conversion rates of 1 USD = 0.85133 CHF and 1 USD = 0.9311084, as of December 31, 2023 and Ms. Friedl-Naderer’s hire date of March 2, 2022, respectively.

(6)
For 2023 the amounts in this column represent: (i) for Dr. De Backer, $437,179 in reimbursement of expenses related to Dr. De Backer’s relocation to the San Francisco area, of which $202,493 relates to a tax gross-up; (ii) for each of Drs. Scangos and Pang, $13,200 for matching contributions made by us under our 401(k) plan; (iii) for Mr. Lee, (a) $136,490 in reimbursement of expenses related to Mr. Lee’s relocation to the San Francisco area, of which $43,425 relates to a tax gross-up, and (b) $13,200 for matching contributions made by us under our 401(k) plan; (iv) for Mr. Horn, (a) $429,750 of separation payment, and (b) $12,383 for matching contributions made by us under our 401(k) plan; (v) for Ms. Friedl-Naderer, (a) $138,997 in housing allowance payments, (b) $27,343 in car allowance payments, (c) $16,406 for additional healthcare plan payments, (d) $10,937 for personal expenses and (e) $3,280 for tax planning services; and (vi) for Dr. Hanly, (a) $120,000 in reimbursement of expenses related to Dr. Hanly’s relocation to the San Francisco area, and (b) $13,200 for matching contributions made by us under our 401(k) plan.

(7)	Dr. De Backer was appointed as our Chief Executive Officer effective April 3, 2023.
(8)
Dr. Scangos retired as our Chief Executive Officer effective April 3, 2023, at which time he transitioned to serving in an advisory role through June 30, 2023. Dr. Scangos’ base salary for 2023 was $650,000, of which he received a pro rata share equal to $162,500 from January 1, 2023 to April 2, 2023 and a pro rata share equal to $162,500 while serving in an advisory role from April 3, 2023 to June 30, 2023. Dr. Scangos was not eligible to receive a bonus under our 2023 short-term corporate incentive plan.

(9)	Mr. Lee was appointed as our Executive Vice President and Chief Financial Officer effective March 27, 2023.
(10)
Mr. Horn ceased to be our Chief Financial Officer effective March 27, 2023 and remained as Executive Vice President until April 28, 2023. Mr. Horn’s base salary for 2023 was $477,500, of which he received a pro rata share from January 1, 2023 through April 28, 2023. Mr. Horn was not eligible to receive a bonus under our 2023 short-term corporate incentive plan.

(11)	Ms. Friedl-Naderer ceased to be our Executive Vice President and Chief Operating Officer effective September 29, 2023, but remained with us through March 31, 2024 to assist with the transition.
(12)	Dr. Pang ceased to be our Executive Vice President and Chief Medical Officer effective March 31, 2024.
(13)	Dr. Calcagno was appointed as our Executive Vice President and Chief Business Officer effective May 15, 2023.
(14)
Mr. Rice ceased to be our Executive Vice President and Chief Administrative Officer effective July 21, 2023. Mr. Rice’s base salary for 2023 was $507,250, of which he received a pro rata share from January 1, 2023 through July 21, 2023. Mr. Rice was not eligible to receive a bonus under our 2023 short-term corporate incentive plan.

Agreements with Current Named Executive Officers
We have entered into letter agreements with each of our Current NEOs. The letter agreements generally provide for at-will employment and set forth the Current NEO’s initial base salary, target bonus, eligibility for employee benefits and equity award grants. In addition, each of our Current NEOs has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our Current NEOs are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments Upon Termination or Change in Control.”
Agreement with Marianne De Backer, M.Sc., Ph.D., MBA
In January 2023, we entered into an employment letter agreement with Dr. De Backer, our Chief Executive Officer. Pursuant to her letter agreement, Dr. De Backer was initially entitled to an annual base salary of $900,000 and a discretionary annual target bonus equal to 80% of her base salary, contingent upon the achievement of individual and corporate performance objectives established by the Board. Dr. De Backer’s letter agreement also provided her with a one-time cash sign-on bonus of $5,000,000, paid in two equal installments: (i) $2,500,000 of which was paid on or around April 3, 2023, the time of her appointment as Chief Executive Officer, and (ii) $2,500,000 of which was paid on or around April 3, 2024, and was subject to Dr. De Backer’s continued employment with the Company on such date.
In addition, on April 3, 2023, Dr. De Backer was granted a sign-on equity award of 1,152,904 stock options (the “De Backer Option”) and 576,452 RSUs (the “De Backer RSUs” and together with the De Backer Option, the “De Backer Equity Awards”). Twenty-five percent of the total number of shares subject to the De Backer Option vested and became exercisable on April 3, 2024, and the remainder will vest in 36 equal monthly installments thereafter. The De Backer RSUs vest in four equal installments beginning April 3, 2024, until fully vested on April 3, 2027. In the event of a Change in Control (as defined in the Vir Biotechnology, Inc. 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”)), all shares, options and other securities subject to unvested De Backer Equity Awards (other than the portion of such De Backer Equity Awards that would otherwise have vested during the six-month period after the date of such Change in Control (the “Carved Out Equity”)) that are granted pursuant to Section 7(a) of Dr. De Backer’s employment letter agreement will become fully vested and exercisable and no longer subject to any restrictions or forfeiture upon such Change in Control. The Carved Out Equity will, subject to Dr. De Backer’s continued employment with the Company or its successor in such Change in Control, continue to vest over the first six months after the date of the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control; provided, that in the event Dr. De Backer’s employment is terminated either by the Company (or its successor) without Cause (as defined in the Severance Plan (as defined below)) or by Dr. De Backer for Good Reason (as defined in the Severance Plan) then all such Carved Out Equity will immediately become fully vested and exercisable and no longer subject to any restrictions or forfeiture.
Dr. De Backer’s letter agreement further provides that, for up to eighteen (18) months following April 3, 2023 (the “Transition Period”), the Company will pay Dr. De Backer an allowance of $21,000 per month, less applicable taxes and withholdings, for costs incurred by Dr. De Backer in connection with her and/or her family’s relocation from Germany to the San Francisco area and temporary living costs in San Francisco. The Company will also pay Dr. De Backer for final relocation expenses incurred by her and her family after the expiration of the Transition Period consistent with the Company’s applicable relocation policy.
Agreement with Sung Lee
In February 2023, we entered into an employment letter agreement with Sung Lee, our Executive Vice President and Chief Financial Officer. Pursuant to his letter agreement, Mr. Lee was initially entitled to an annual base salary of $525,000 and a discretionary annual target bonus equal to 45% of his base salary, contingent upon the achievement of individual and corporate performance objectives established by the Board. Mr. Lee’s letter agreement also provided him with a one-time cash sign-on bonus of $500,000, which was paid on or around March 27, 2024, the one-year anniversary of his appointment as Executive Vice President and Chief Financial Officer, and was subject to Mr. Lee’s continued employment with the Company on such date.
In addition, the Company granted Mr. Lee two equity awards under the Plan. The equity awards were comprised of: (1) an option to purchase 133,000 shares of the Company’s common stock (the “Lee Option”) and (2) an award of restricted stock units (the “Lee RSUs”) with respect to 66,500 shares of the Company’s common stock. The Lee Option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the Lee Option and will vest over four years, with 25% of the total number of shares subject to the Lee Option vesting on March 27, 2024, and the remainder vesting in 36 equal monthly installments thereafter, subject to Mr. Lee’s continued employment through each such date. The Lee RSUs will vest over four years, with one-quarter of the total number of RSUs vesting on each of the first four anniversaries of March 27, 2023, subject to Mr. Lee’s continued employment with the Company through each such date.
Mr. Lee’s letter agreement also provided for relocation expenses of up to approximately $460,000 in connection with his relocation from Germany to the San Francisco area (the “Relocation Expenses”) of which he had received $136,490 in 2023. Had Mr. Lee’s employment with the Company been terminated by the Company for Cause (as defined in the Severance Plan), or had he resigned without Good Reason (as defined in the Severance Plan), in either case prior to March 27, 2024, Mr. Lee would have been required to reimburse the Company, within 30 days of separation, for 100% of the Relocation Expenses paid to Mr. Lee.
Agreement with Ann (Aine) Hanly, Ph.D.
In February 2021 we entered into an employment letter agreement with Dr. Hanly, our Executive Vice President and Chief Technology Officer. Pursuant to her letter agreement, Dr. Hanly was initially entitled to an annual base salary of $445,000 and a discretionary annual target bonus equal to 40% of her base salary, contingent upon the achievement of individual and corporate performance objectives established by the Board. Dr. Hanly also received a one-time cash retention bonus of $250,000 in May 2021. Dr. Hanly’s one-time cash retention bonus was subject to repayment to the Company had Dr. Hanly’s employment with the Company been terminated by the Company for cause or had Dr. Hanly resigned without good reason prior to the first anniversary of Dr. Hanly’s employment start date. Dr. Hanly’s letter agreement also provided that Dr. Hanly was entitled to receive (i) an option to purchase 60,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of March 29, 2021, and the remaining 75% in 36 equal monthly installments thereafter and (ii) 30,000 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of March 29, 2021, in each case, subject to Dr. Hanly’s continued employment through each such date. These equity grants were made in March 2021.
We amended and restated Dr. Hanly’s letter agreement in May 2021. Pursuant to her amended and restated letter agreement, Dr. Hanly will continue to serve as our Executive Vice President and Chief Technology Officer, upon similar terms as set forth in her previous letter agreement. In addition to her previous equity awards, Dr. Hanly will be eligible to receive future equity grants as determined by the Board or the Compensation Committee.

In February 2023 the Compensation Committee granted Dr. Hanly (i) an option to purchase 55,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 22, 2023, and the remaining 75% in 36 equal monthly installments thereafter, (ii) 27,500 shares of RSUs that vests in four equal annual installments beginning on the one-year anniversary of February 22, 2023, and (iii) a retention award in the amount of 10,000 shares of RSUs that vests as follows: two-thirds on the second anniversary of February 22, 2023, and the final one-third on the third anniversary of February 22, 2023, in each case, subject to Dr. Hanly’s continued employment through each such date.
In March 2022 the Compensation Committee approved the following reimbursement of Dr. Hanly’s relocation expenses, for total expenses of up to $440,700: (i) an aggregate of $66,000 for temporary housing expenses in 2021, (ii) payments of approximately $13,725 per month for temporary housing expenses in 2022, for an aggregate amount of $164,700, and (iii) up to an aggregate of $210,000 for permanent relocation expenses. In June 2022 the Compensation Committee amended the reimbursement of relocation expenses for Dr. Hanly, increasing the reimbursement of permanent relocation expenses from $210,000 to $368,000, inclusive of a tax gross-up. In December 2022, the Compensation Committee further amended the reimbursement of relocation expenses for Dr. Hanly, reducing the monthly temporary housing allowance from $13,275 per month to $10,000 per month for 2023. In December 2023, the Compensation Committee extended such monthly temporary housing allowance through April 30, 2024, and determined that the monthly temporary housing allowance will cease at such time and that any portion of the relocation reimbursement remaining unused by Dr. Hanly after December 31, 2024 will be forfeited.
Agreement with Jeffrey Calcagno, M.D.
In April 2023, we entered into an employment letter agreement with Jeffrey Calcagno, M.D., our Executive Vice President and Chief Business Officer. Pursuant to his letter agreement, Dr. Calcagno was initially entitled to an annual base salary of $500,000 and a discretionary annual target bonus equal to 45% of his base salary, contingent upon the achievement of individual and corporate performance objectives established by the Board. Dr. Calcagno’s letter agreement also provided him with a one-time cash sign-on bonus of $400,000, which was paid to Dr. Calcagno on the first payroll date following his appointment as Executive Vice President and Chief Business Officer, but which will not be earned until the one-year anniversary of his start date and remains subject to Dr. Calcagno’s continued employment with the Company on such date.
In addition, the Company granted Dr. Calcagno two equity awards under the Plan. The equity awards were comprised of: (1) an option to purchase 110,000 shares of the Company’s common stock (the “Calcagno Option”) and (2) an award of RSUs with respect to 55,000 shares of the Company’s common stock (the “Calcagno RSUs”). The Calcagno Option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant of the Calcagno Option and will vest over four years, with 25% of the total number of shares subject to the Option vesting on the one-year anniversary of his start date, and the remainder vesting in 36 equal monthly installments thereafter, subject to Dr. Calcagno’s continued employment through each such date. The Calcagno RSUs will vest over four years, with one-quarter of the total number of Calcagno RSUs vesting on each of the first four anniversaries of Dr. Calcagno’s start date, subject to Dr. Calcagno’s continued employment with the Company through each such date.

Grants of Plan-Based Awards in 2023
The following table shows for the year ended December 31, 2023, certain information regarding grants of plan-based awards to our NEOs.
		Estimated future payouts under non- equity incentive plan awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#)(2)	Exercise or base price of option awards ($/Share)	Grant date fair value of stock and option awards ($)
Marianne De Backer, M.Sc., Ph.D., MBA Stock option award Restricted Stock Units Annual Bonus
	4/3/2023	—	—	—	—	1,152,904	23.28	21,604,153
	4/3/2023	—	—	—	576,452	—	—	13,419,803
	—	—	720,000	1,080,000	—	—	—	—
Jeffrey Calcagno, M.D.(3) Stock option award Restricted Stock Units Annual Bonus
	5/15/2023	—	—	—	—	110,000	25.64	2,269,432
	5/15/2023	—	—	—	55,000	—	—	1,410,200
	—	—	142,397	213,596	—	—	—	—
Johanna Friedl-Naderer(4) Stock option award Restricted Stock Units Annual Bonus
	2/22/2023	—	—	—	—	70,000	27.01	1,533,616
	2/22/2023	—	—	—	60,000	—	—	1,620,600
	—	—	273, 843	410,765	—	—	—	—
Ann (Aine) Hanly, Ph.D. Stock option award Restricted Stock Units Annual Bonus
	2/22/2023	—	—	—	—	55,000	27.01	1,204,984
	2/22/2023	—	—	—	37,500	—	—	1,012,875
	—	—	224,640	336,960	—	—	—	—
Howard Horn(5) Stock option award Restricted Stock Units Annual Bonus
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
Sung Lee Stock option award Restricted Stock Units Annual Bonus
	3/27/2023	—	—	—	—	133,000	23.01	2,472,231
	3/27/2023	—	—	—	66,500	—	—	1,530,165
	—	—	236,250	354,375	—	—	—	—
Phillip Pang, M.D., Ph.D.(6) Stock option award Restricted Stock Units Annual Bonus
	2/22/2023	—	—	—	—	70,000	27.01	1,533,616
	2/22/2023	—	—	—	60,000	—	—	1,620,600
	—	—	238,680	358,020	—	—	—	—
Steven Rice(7) Stock option award Restricted Stock Units Annual Bonus
	2/22/2023	—	—	—	—	46,000	27.01	1,007,805
	2/22/2023	—	—	—	73,000	—	—	1,971,730
	—	—	—	—	—	—	—	—
George Scangos, Ph.D.(8) Stock option award Restricted Stock Units Annual Bonus
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—
(1)
These amounts relate to the performance-based cash bonuses. See the above narrative section “—Agreements with Named Executive Officers” for a description of non-equity incentive plan compensation. The amounts shown in the “Target” column represent the 2023 target payout amount based on the target percentage applied to each NEO’s base salary as of December 31, 2023. For 2023, the bonus targets were 80% for Dr. De Backer, and 45% of base salary for Drs. Calcagno, Hanly and Pang, Ms. Friedl-Naderer, and Mr. Lee. Actual amounts paid to each NEO are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
All stock options and RSUs were granted under the Vir Biotechnology, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). See the above narrative section “—Agreements with Named Executive Officers” for a description of the material terms of the stock and option awards granted to each NEO during the year ended December 31, 2023.

(3)	Dr. Calcagno’s 2023 target and maximum annual bonus values were prorated based on his start date of May 15, 2023.
(4)
Ms. Friedl-Naderer’s employment with the Company ended effective March 31, 2024. As a result of her separation, Ms. Friedl-Naderer forfeited all of her unvested stock option awards and RSUs. Vesting of her equity awards ceased as of March 31, 2024, and she is entitled to exercise any vested stock option awards under the 2019 Plan until the earlier of (a) the date that is three months following her separation from the Company, and (b) the expiration of the term of such stock option award. Amounts reflected above for Ms. Friedl-Naderer have been converted from Swiss francs to U.S. dollars at a conversion rate of 1.0 USD = 0.85133 CHF.

(5)
Mr. Horn’s employment with the Company was involuntarily terminated effective April 28, 2023. As a result of his separation, Mr. Horn forfeited all of his unvested stock option awards and RSUs. Vesting of his equity awards ceased as of April 28, 2023, and he was entitled to exercise any vested stock option awards (i) under the 2019 Plan until the earlier of (a) the date that is three months following his separation from the Company and (b) the expiration of the term of such stock option award, and (ii) under the 2016 Plan within a period of 30 days following his separation from the Company, but in no event beyond the expiration of the stated term of such stock option awards. Due to the timing of his separation, Mr. Horn was not eligible for a 2023 annual bonus.

(6)
Dr. Pang resigned from the Company effective March 31, 2024. As a result of his separation, Dr. Pang forfeited all of his unvested stock option awards and RSUs. Vesting of his equity awards ceased as of March 31, 2024, and he was entitled to exercise any vested stock option awards (i) under the 2019 Plan until the earlier of (a) the date that is three months following his separation from the Company and (b) the expiration of the term of such stock option award, and (ii) under the 2016 Plan within a period of 30 days following his separation from the Company, but in no event beyond the expiration of the stated term of such stock option awards.

(7)
Mr. Rice resigned his employment from the Company effective July 21, 2023. As a result of his separation, Mr. Rice forfeited all then unvested stock option awards and RSUs that were held by him. Vesting of his equity awards ceased as of July 21, 2023, and he was entitled to exercise any vested stock option awards (i) under the 2019 Plan until the earlier of (a) the date that is three months following his separation from the Company and (b) the expiration of the term of such stock option award, and (ii) under the 2016 Plan within a period of 30 days following his separation from the Company, but in no event beyond the expiration of the stated term of such stock option awards. Due to the timing of his separation, Mr. Rice was not eligible for a 2023 annual bonus.

(8)
Dr. Scangos resigned his employment from the Company effective July 1, 2023, but continues to serve on the Board. As a result, Dr. Scangos continues to vest in the outstanding RSUs and stock options granted to him during his tenure as an employee. Due to the timing of Dr. Scangos’ resignation of employment, he was not eligible to receive a 2023 annual bonus.

Outstanding Equity Awards at Fiscal Year-End 2023
The following table presents information concerning equity awards held by our NEOs as of December 31, 2023.
Option Awards							Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Marianne De Backer, M.Sc., Ph.D., MBA	4/3/2023(2)	4/3/2023	—	1,152,904	23.28	4/2/2033	—	—
	4/3/2023(3)	4/3/2023	—	—	—	—	576,452	5,799,107
Jeffrey Calcagno, M.D.	5/15/2023(2)	5/15/2023	—	110,000	25.64	5/14/2033	—	—
	5/15/2023(3)	5/15/2023	—	—	—	—	55,000	553,300
Johanna Friedl-Naderer	2/22/2023(2)	2/22/2023	—	70,000	27.01	2/21/2033	—	—
	2/22/2023(3)	2/22/2023	—	—	—	—	35,000	352,100
	2/22/2023(4)	2/22/2023	—	—	—	—	25,000	251,500
	3/2/2022(2)	3/2/2022	19,687	25,313	24.13	3/1/2032	—	—
	3/2/2022(3)	3/2/2022	—	—	—	—	67,500	679,050
Ann (Aine) Hanly, Ph.D.	2/22/2023(2)	2/22/2023	—	55,000	27.01	2/21/2033	—	—
	2/22/2023(3)	2/22/2023	—	—	—	—	17,625	177,308
	2/22/2023(4)	2/22/2023	—	—	—	—	30,000	301,800
	2/22/2022(2)	2/22/2022	21,541	25,459	29.48	2/21/2032	—	—
	2/22/2022(3)	2/22/2022	—	—	—	23,500	236,410
	2/22/2022(4)	2/22/2022	—	—	—	—	30,000	301,800
	3/29/2021(2)	3/29/2021	41,250	18,750	48.38	3/28/2031	—	—
	3/29/2021(3)	3/29/2021	—	—	—	—	15,000	150,900
Sung Lee	3/27/2023(2)	3/27/2023	—	133,000	23.01	3/26/2033	—	—
	3/27/2023(3)	3/27/2023	—	—	—	—	66,500	668,990
Phillip Pang, M.D., Ph.D.	2/22/2023(2)	2/22/2023	—	70,000	27.01	2/21/2033	—	—
	2/22/2023(3)	2/22/2023	—	—	—	—	35,000	352,100
	2/22/2023(4)	2/22/2023	—	—	—	—	25,000	251,500
	2/22/2022(2)	2/22/2022	29,333	34,667	29.48	2/21/2033	—	—
	2/22/2022(3)	2/22/2022	—	—	—	—	24,000	241,440
	2/22/2022(4)	2/22/2022	—	—	—	—	35,000	352,100
	2/16/2021(2)	2/16/2021	45,333	18,667	67.38	2/15/2031	—	—
	2/16/2021(3)	2/16/2021	—	—	—	—	16,000	160,960
	3/11/2019(2)	3/11/2019	37,535	—	5.175	3/11/2029	—	—
	7/19/2018(2)	7/19/2018	13,576	—	1.575	7/19/2028	—	—
	4/27/2018(2)	4/27/2018	47,591	—	1.53	4/27/2028	—	—
	3/9/2017(2)	12/14/2016	18,833	—	0.855	3/9/2027	—	—
(1)	The market value is based on the closing price of $10.06 per share of our common stock on December 29, 2023, the last trading day of the Company’s 2023 fiscal year.
(2)
25% of the shares underlying this option vest on the one-year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

(3)
Vest in four equal annual installments beginning on the one-year anniversary of the vesting commencement date and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

(4)
Two-thirds of the shares vest on the two-year anniversary of the vesting commencement date and the remainder of the shares vest on the three-year anniversary of the vesting commencement date and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

2023 Option Exercises and Stock Vested Table
The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, and the vesting of stock awards, determined as described below, for our NEOs in the year ended December 31, 2023.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marianne De Backer, M.Sc., Ph.D., MBA	—	—	—	—
George Scangos, Ph.D.(3)	—	—	55,000	1,459,095.00
Jeffrey Calcagno, M.D.	—	—	—	—
Johanna Friedl-Naderer	—	—	22,500	508,725.00
Ann (Aine) Hanly, Ph.D.	—	—	13,375	329,083.75
Howard Horn(4)	—	—	12,500	328,625.00
Sung Lee	—	—	—	—
Phillip Pang, M.D., Ph.D.	35,000	958,344.46	16,000	420,640.00
Steven Rice(5)	—	—	10,000	262,900.00
(1)
The value realized on exercise was calculated by multiplying (i) the number of shares exercised by (ii) the difference between (x) the closing market price of our common stock on the date of exercise, or the actual selling price if same-day sales occurred, and (y) the exercise price of the applicable options.

(2)
The value realized for restricted stock awards was calculated by multiplying the closing price of a share of our common stock on the vesting date by the total number of shares that vested on such date, and does not represent actual amounts received by the NEOs as a result of the vesting of the restricted stock awards.

(3)	Dr. Scangos resigned his employment with the Company effective July 1, 2023, but continues to serve on the Board.
(4)	Mr. Horn’s employment with the Company was involuntarily terminated effective April 28, 2023.
(5)	Mr. Rice resigned effective July 21, 2023.
Pension Benefits
Swiss Pension Plan. As a former employee of our Humabs BioMed SA and VBI subsidiaries (collectively, “Humabs”) in Switzerland, Ms. Friedl-Naderer was eligible to participate in the Swiss Pension Plan. Swiss Life Collective “BVG” Foundation ensures that the Swiss Pension Plan meets at least the mandated requirements for minimum pension benefits. The Swiss Pension Plan is a cash balance formula, with contributions made both by Humabs and Ms. Friedl-Naderer. Ms. Friedl-Naderer’s total pension savings account balance represents contributions and interest made by Humabs, as well as from her prior employers. The Swiss Pension Plan also provides disability and death benefits under certain circumstances. The amount shown in the table below and throughout this proxy statement reflect the portion of the benefit attributable to contributions (made by both Humabs and Ms. Friedl-Naderer) made while employed by Humabs. Upon retirement, Ms. Friedl-Naderer will receive the value of her pension savings account. She may elect to receive her benefit as a lump sum or as an annuity. The pension savings account grows each year with pay credits (40% payable by Ms. Friedl-Naderer and 60% payable by Humabs while Ms. Friedl-Naderer was employed by the Company) and interest. The normal retirement age under the Swiss Pension Plan is age 64 for females (as in accordance with Swiss law). Ms. Friedl-Naderer may elect to retire from the age of 58. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

The following table provides information about the benefits provided for Ms. Friedl-Naderer under the Swiss Pension Plan. The amount reported represents the U.S. Dollar equivalent of the benefits provided for Ms. Friedl-Naderer in Swiss Francs, based on a conversion rate of 1.0 USD =0.85133 CHF as of December 31, 2023.
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (USD)
Johanna Friedl-Naderer(1)	Swiss Pension Plan	1.8	$186,038
(1)	The number of years of credited service is equal to Ms. Friedl-Naderer’s length of service at Humabs.
Assumptions for Swiss Pension Plan:
Mortality, disability and turnover rates are calculated according to mortality table BVG 2020 Generational (generated for the calendar year 2023).
Discount rate: 2.3%
Distribution retirement age: 100% at 64
Lump sum probability at retirement: 45%
Long-term assumptions:
Price inflation: 1.2%
Interest rate on the savings account: 2.3%
Expected return on plan assets: 2.3%
Salary increase: 1.5%
Social security increase: 1.2%
Pension increase: 0.0%
Potential Payments Upon Termination or Change in Control
Regardless of the manner in which an executive officer’s service terminates, each executive officer is entitled to receive amounts earned during their term of service, including unpaid salary and unused paid time off, as applicable. In addition, the Board has approved the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Severance Plan”) described below. Each of our NEOs, other than Ms. Friedl-Naderer, was covered by the Severance Plan while employed by Vir in 2023.
Change in Control and Severance Benefit Plan
In March 2019 the Board approved the Severance Plan. The Severance Plan provides for severance benefits for certain of our executives and senior management, including our NEOs, subject to the execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination by us without cause (and other than as a result of death or disability) or the employee’s resignation for good reason, that occurs during the 12-month period following a change in control, or the change in control period, (i) Dr. De Backer will be entitled to a lump sum cash payment equal to 18 months of base salary plus her annual target cash bonus multiplied by 1.5, up to 18 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards, (ii) Mr. Lee and Drs. Calcagno and Hanly will each be entitled to a lump sum cash payment equal to 12 months of base salary plus their respective annual target cash bonuses, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.
In addition, the Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, (i) Dr. De Backer will be entitled to a lump sum cash payment equal to 12 months of base salary plus a pro-rated annual target cash bonus and up to 12 months of payment for continued group health plan benefits and (ii) Mr. Lee and Drs. Calcagno and Hanly will each be entitled to a lump sum cash payment equal to 9 months of base salary plus a pro-rated annual target cash bonus and up to 9 months of payment for continued group health plan benefits.

The Severance Plan provides that the severance payments and benefits to be paid or provided to Drs. De Backer, Calcagno and Hanly and Mr. Lee may be reduced if such severance payments and benefits would constitute “parachute payments” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code, but only to the extent that such reduction would result in the executive receiving a greater amount on an after-tax basis.
For purposes of the Severance Plan, the following definitions are used:
•
“cause” means, with respect to a particular employee, the occurrence of any of the following events: (i) the employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) the employee’s intentional, material violation of any contract or agreement between the employee and us or of any statutory duty owed to us; (iv) the employee’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) the employee’s gross misconduct.

•
“good reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by us without “cause” and without such employee’s consent: (i) a material reduction of the employee’s annual base salary, which is a reduction of at least 20% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (ii) a material reduction in the employee’s authority, duties or responsibilities; (iii) a relocation of the employee’s principal place of employment with us (or our successor, if applicable) to a place that increases the employee’s one-way commute by more than 50 miles as compared to the employee’s then-current principal place of employment immediately prior to the relocation (excluding regular travel in the ordinary course of business); provided that if the employee’s principal place of employment is his or her personal residence, this clause (iii) will not apply; or (iv) a material breach by us of any material agreement between the employee and us; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for “good reason,” the employee must first give us written notice of the action or omission giving rise to “good reason” within 30 days after the first occurrence thereof; we must fail to reasonably cure such action or omission within 30 days after receipt of notice, and the employee’s resignation must be effective not later than 30 days after the expiration of this cure period.

•
“change of control” means: (i) any person becomes the owner, directly or indirectly, of our securities representing more than 50% of the combined voting power of our then outstanding securities other than by virtue of a merger, consolidation or similar transaction; provided that notwithstanding the foregoing, a “change in control” will not be deemed to occur (1) on account of the acquisition of our securities by any institutional investor or any other person that acquires our securities in a transaction or series of related transactions that are primarily a private financing transaction for us or (2) solely because the level of ownership held by any person exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by us reducing the number of shares outstanding, provided that if a “change in control” would occur but for this clause as a result of the acquisition of voting securities by us, and after such share acquisition, the person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the person over the designated percentage threshold, then a “change in control” will be deemed to occur; (ii) the consummation of a merger, consolidation or similar transaction involving us, directly or indirectly, if, immediately after the consummation of such merger, consolidation or similar transaction, our stockholders immediately prior thereto do not own, directly or indirectly, either (1) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (2) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) the consummation of a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets, other than a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportion as their ownership immediately prior to such sale, lease, license or other disposition.
Dr. De Backer’s Arrangements
In the event of a Change in Control (as defined in the Severance Plan), the Carved Out Equity granted pursuant to Section 7(a) of Dr. De Backer’s employment letter agreement will become fully vested and exercisable and no longer subject to any restrictions or forfeiture upon such Change in Control. The Carved Out Equity will, subject to Dr. De Backer’s continued employment with the Company or its successor in such Change in Control, continue to vest over the first six months after the date of the Change in Control in accordance with the vesting schedule in effect prior to the Change in Control; provided, that in the event Dr. De Backer’s employment is terminated either by the Company (or its successor) without Cause (as defined in the Severance Plan) or by Dr. De Backer for Good Reason (as defined in the Severance Plan) then all such Carved Out Equity will immediately become fully vested and exercisable and no longer subject to any restrictions or forfeiture.
Potential Payments Upon Termination or Change in Control
The following table provides an estimate of the potential payments and benefits under various termination events to each NEO who was serving as an executive officer of the Company on December 31, 2023. The table assumes the triggering event occurred on December 31, 2023:
Name	Benefit	Retirement	Involuntary termination not in connection with a change in control ($)	Involuntary termination in connection with a change in control ($)(2)	Change in control without termination ($)
Marianne De Backer, M.Sc., Ph.D., MBA	Lump sum cash severance benefit	—	900,000	1,350,000	—
	Lump sum target bonus payment	—	720,000	1,080,000	—
	Health insurance benefits	—	48,329	72,494	—
	Vesting acceleration(1)	—	—	5,799,107	5,074,218
	Benefit Total	—	1,668,329	8,301,601	5,074,218
Jeffrey Calcagno, M.D.	Lump sum cash severance benefit	—	375,000	500,000	—
	Lump sum target bonus payment	—	225,000	225,000	—
	Health insurance benefits	—	30,076	40,102	—
	Vesting acceleration(1)	—	—	553,300	—
	Benefit Total	—	630,076	1,318,402	—
Ann (Aine) Hanly, Ph.D.	Lump sum cash severance benefit	—	374,400	499,200	—
	Lump sum target bonus payment	—	224,640	224,640	—
	Health insurance benefits	—	30,076	40,102	—
	Vesting acceleration(1)	—	—	1,007,258	—
	Benefit Total	—	629,116	1,771,200	—
Sung Lee	Lump sum cash severance benefit	—	393,750	525,000	—
	Lump sum target bonus payment	—	236,250	236,250	—
	Health insurance benefits	—	30,076	40,102	—
	Vesting acceleration(1)	—	—	668,990	—
	Benefit Total	—	660,076	1,470,342	—
Phillip Pang, M.D., Ph.D.	Lump sum cash severance benefit	—	397,800	530,400	—
	Lump sum target bonus payment	—	238,680	238,680	—
	Health insurance benefits	—	30,076	40,102	—
	Vesting acceleration(1)	—	—	1,358,100	—
	Benefit Total	—	666,556	2,167,282	—
(1)
The value of the accelerated vesting of the outstanding stock options and restricted stock awards was calculated by multiplying (i) the number of unvested stock options and RSUs outstanding on December 31, 2023, by (ii) the closing market price of $10.06 per share of our common stock on December 29, 2023, the last trading day of the Company’s fiscal year, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

(2)
The column titled “Involuntary termination in connection with a change in control” represents the value of 100% of all unvested shares that would vest upon a change in control of the Company and in connection with an involuntary termination, and the column titled, “Change in control without termination” represents the value of all unvested shares except for 6 months’ worth, which would vest solely upon a change in control of the Company.

Pay Versus Performance
The following tables and related disclosures provide information about (i) the “total compensation” of our principal executive officers (“PEO 1” and “PEO 2” and, collectively, the “PEOs”) and our other named executive officers (the “Other NEOs”) as presented in the “Summary Compensation Table” on page 48 (the “SCT Amounts”), (ii) the “compensation actually paid” to our PEOs and our Other NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules (the “CAP Amounts”), (iii) certain financial performance measures, and (iv) the relationship of the CAP Amounts to those financial performance measures.
This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act and does not necessarily reflect value actually realized by the executives or how our Compensation Committee evaluates compensation decisions in light of company or individual performance. For discussion of how our Compensation Committee seeks to align pay with performance when making compensation decisions, please review “Compensation Discussion and Analysis” beginning on page 29.
	PEO 1	PEO 1	PEO 2	PEO 2			Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO 1	Compensation Actually Paid to PEO 1	Summary Compensation Table Total for PEO 2	Compensation Actually Paid to PEO 2	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income ($ in thousands)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
2023	$338,200	($4,717,018)	$39,491,495	$18,206,997	$3,530,255	$203,774	$80	$115	($615,061)
2022	$7,479,898	$3,498,740	$0	$0	$4,044,309	$1,084,615	$201	$111	$515,837
2021	$20,682,838	$15,032,868	$0	$0	$5,685,910	$6,198,242	$333	$125	$528,584
2020	$994,883	$34,542,658	$0	$0	$1,431,729	$6,929,113	$213	$126	($298,665)
(1)
Dr. Scangos is our PEO 1 (all years) and Dr. De Backer is our PEO 2 (2023). Our Other NEOs were Jeffrey Calcagno, M.D. (2023), Johanna Friedl-Naderer (2022 and 2023), Ann (Aine) Hanly (2021, 2022 and 2023), Howard Horn (all years), Michael Kamarck, Ph.D. (2020), Sung Lee (2023), Phillip Pang, M.D., PhD. (2021, 2022 and 2023), Steven Rice (2020 and 2023), and Herbert (Skip) Virgin, M.D., Ph.D. (2020, 2021 and 2022).

(2)
The following table describes the adjustments, each of which is prescribed by SEC rule, to calculate the CAP Amounts from the SCT Amounts. The SCT Amounts and the CAP Amounts do not reflect the actual amount of compensation earned by or paid to our executives during 2023, but rather are amounts determined in accordance with Item 402 of Regulation S-K under the Exchange Act.

Adjustments
Prior FYE Current FYE Fiscal Year	PEO 1 12/31/2022 12/31/2023 2023	PEO 2 12/31/2022 12/31/2023 2023	Other NEOs* 12/31/2022 12/31/2023 2023
SCT Total	$338,200	$39,491,495	$3,530,255
- Change in Pension Value and Above Market Non-Qualified Deferred Compensation	$0	$0	($23,629)
+ Pension Service Cost	$0	$0	$23,629
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$0	($35,023,955)	($2,741,122)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$0	$13,739,457	$823,985
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	($4,520,340)	$0	($678,798)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($534,878)	$0	($67,578)
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	($662,969)
+ Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	$0	$0	$0
Compensation Actually Paid	($4,717,018)	$18,206,997	$203,774
*	Amounts presented are averages for the entire group of Other NEOs.

Valuation assumptions used to calculate fair values did not materially differ from those used to calculate fair values at the time of grant as reflected in the SCT Amounts.
The following charts show graphically the relationships over the past three years of the CAP Amounts for our PEOs and Other NEOs as compared to our cumulative total shareholder return (“TSR”), Peer Group TSR and net income, as well as the relationship between TSR and Peer Group TSR:
Compensation Actually Paid versus TSR and Peer Group TSR(1)

VIR & Peer TSR vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2019
$40
$35
$30
$25
$20
$15
$10
$5
$0
($5)
($10)
$350
$300
$250
$200
$150
$100
$50
$0
$34.54
$212.96
$125.69
$6.93
$332.96
$15.03
$124.89
$6.20
$201.27
$111.27
$3.50
$1.08
$18.21
$115.42
$0.20
$80.00
($4.72)
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
VIR TSR
Nasdaq Biotechnology Index TSR

(1)	The peer group is Nasdaq Biotechnology Index.

Compensation Actually Paid versus Net Income

VIR Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income ($M)
$40
$35
$30
$25
$20
$15
$10
$5
$0
($5)
($10)
$600
$400
$200
$0
($200)
($400)
($600)
($800)
$34.54
($299)
$6.93
$529
$15.03
$6.20
$516
$3.50
$1.08
$18.21
$0.20
($615)
($4.72)
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP ($M)
Average Non-PEO NEO CAP ($M)
PEO 2 CAP ($M)
Net Income ($M)

CEO Pay Ratio
Under the rules adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the CEO (the “CEO Pay Ratio”).
Measurement Date
We identified the median employee using our employee population as of December 31, 2023 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
Consistently Applied Compensation Measure (“CACM”)
To identify the median employee, we aggregated for each employee as of December 31, 2023: (1) annual base salary, (2) target bonus amount and (3) the grant date fair value of equity awards granted during the fiscal year ended December 31, 2023. Salaries for employees hired during 2023 were annualized, and we applied a consistent exchange rate as of December 31, 2023 to our Swiss employees to convert their pay to U.S. Dollars.
Pay Ratio
After applying our CACM methodology, we identified a group of employees whose compensation was at or near the median of the employee data. From this group, we selected an individual who we reasonably believed represented our median employee. Next, we calculated the median employee’s annual compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation in 2023 as calculated using the Summary Compensation Table requirements was $301,437. Dr. De Backer’s CEO compensation in 2023 as reported in the Summary Compensation Table as $39,491,495. Therefore, our CEO Pay Ratio for 2023 is approximately 131:1. As discussed earlier in this proxy statement, Dr. De Backer’s total compensation for 2023 included a one-time sign-on cash bonus and equity award, along with reimbursement of expenses related to her international relocation from Germany to San Francisco, in connection with the commencement of her employment with the Company. As a result, we expect our CEO Pay Ratio for 2024 to be significantly lower than our 2023 CEO Pay Ratio provided in this proxy statement.

We believe the pay ratio reported above is a reasonable estimate based on our internal records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to our pay ratio as reported above, as other companies have different employee populations and pay practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Director Compensation
The table below shows for the fiscal year ended December 31, 2023, certain information with respect to the compensation of all of our non-employee directors, including our Non-Executive Chairman.
Director Compensation for Fiscal Year 2023
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Total ($)
Vicki Sato, Ph.D.	102,356	155,135	244,764	502,255
Jeffrey S. Hatfield	72,271	155,135	244,764	472,170
Robert More	75,000	155,135	244,764	474,899
Janet Napolitano	67,075	155,135	244,764	466,974
Robert Nelsen	55,000	155,135	244,764	454,899
Robert Perez(4)	60,000	155,135	244,764	459,899
Saira Ramasastry	76,606	155,135	244,764	476,505
George Scangos, Ph.D.(3)	25,000	0	0	25,000
Phillip Sharp, Ph.D.(4)	65,000	155,135	244,764	464,899
Elliott Sigal, M.D., Ph.D.	73,250	155,135	244,764	473,149
(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock awards and option awards granted during fiscal 2023 computed in accordance with ASC Topic 718. For a discussion of valuation assumptions, see Note 12 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts do not reflect the actual economic value that will be realized by our non-employee directors upon, as applicable, the vesting of the stock options, the exercise of the stock options, the vesting of the stock awards or the sale of the common stock underlying such stock options and/or such stock awards.

(2)
The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2023, and the number of shares of RSUs granted to our non-employee directors as of December 31, 2023.

Name	Option Awards Outstanding at Year-End (#)	Stock Awards outstanding at Year End Subject to Rights (#)
Vicki Sato, Ph.D.	280,526	6,027
Jeffrey S. Hatfield	78,112	6,027
Robert More	55,967	6,027
Janet Napolitano	61,742	6,027
Robert Nelsen	56,497	6,027
Robert Perez(4)	120,778	6,027
Saira Ramasastry	98,886	6,027
George Scangos, Ph.D.(3)	1,006,443	138,750
Phillip Sharp, Ph.D.(4)	104,581	6,027
Elliott Sigal, M.D., Ph.D.	60,006	6,027
(3)
Dr. Scangos resigned from his employment effective July 1, 2023, but continues to serve on the Board. No equity awards were granted to Dr. Scangos in 2023 in connection with his employment or Board service.

(4)	Mr. Perez and Dr. Sharp will cease to serve as directors immediately following the election and qualification of a successor at the Annual Meeting.
Non-Employee Director Compensation Policy
In December 2022 the Board worked in concert with our compensation consultant to review our non-employee director compensation policy and the Board approved a revised policy that took effect on January 1, 2023 (our “Director Compensation Policy”). Under our Director Compensation Policy, each of our non-employee directors is paid a cash retainer for service on the Board and an additional cash retainer for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer than other members of each committee for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the Board.
The retainers paid to non-employee directors for service on the Board and for service on each committee of the Board on which the director is a member under the policy in effect for 2023 were as follows:
Name	Annual Service Retainer	Chairperson Retainer (Inclusive of Annual Service Retainer)
Board of Directors	$50,000	$75,000
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance Committee	$5,000	$10,000
Science and Technology Committee	$7,500	$15,000
In addition, under our Director Compensation Policy in effect for 2023, each non-employee director newly elected or appointed to the Board was entitled to receive two equity awards (collectively, the “Initial Grants”) with a value of $400,000 in the aggregate comprised of (i) an option to purchase shares of our common stock (the “Initial Option Grant”) and (ii) a RSU award covering shares of the Company’s common stock (the “Initial RSU Grant”). The total number of shares subject to the Initial Option Grant will be initially calculated in accordance with the Black-Scholes valuation methodology and the total number of shares subject to the Initial RSU Grant will be initially calculated in accordance with the Fair Market Value (as defined in the 2019 Plan) as of the grant date, and such resulting number of shares shall be divided between the Initial Grants based on a fixed ratio of two shares subject to the Initial Option Grant for every one share subject to the Initial RSU Grant, with the number of shares subject to the Initial Option Grant rounded down to the nearest whole share and in no event exceeding 16,000 shares and the number of shares subject to the Initial RSU Grant rounded down to the nearest whole share and in no event exceeding 8,000 shares. One-third of the shares subject to each Initial Option Grant will vest on the one-year anniversary of such director’s initial election or appointment and thereafter the remainder of the shares subject to each such stock option will vest monthly over a two-year period, subject to the director’s continued service as a director. The Initial RSU Grant will vest in three equal installments on the first, second and third anniversaries of such director’s initial election or appointment, subject to the director’s continued service as a director.
Further, on the first market trading day after the 2023 annual meeting of stockholders, each non-employee director that continued to serve as a non-employee member on the Board received two equity awards (collectively, the “Annual Grants”) with a value of $400,000 in the aggregate comprised of (i) a stock option to purchase shares of the Company’s common stock (the “Annual Option Grant”); and (ii) a RSU award covering shares of the Company’s common stock (the “Annual RSU Grant”). The shares subject to each Annual Grant will vest in full on the one-year anniversary of the grant date, subject to the director’s continued service as a director. The total number of shares subject to the Annual Option Grant will be initially calculated in accordance with the Black-Scholes valuation methodology as of the grant date and the total number of shares subject to the Annual RSU Grant will be initially calculated in accordance with the Fair Market Value (as defined in the 2019 Plan) as of the grant date, and such resulting number of shares shall be divided between the Annual Grants based on a fixed ratio of two shares subject to the Annual Option Grant for every one share subject to the Annual RSU Grant, with the number of shares subject to the Annual Option Grant rounded down to the nearest whole share and in no event exceeding 16,000 shares and the number of shares subject to the Annual RSU Grant rounded down to the nearest whole share and in no event exceeding 8,000 shares.
The exercise price of all options granted was equal the fair market value of our common stock on the date of grant. Grants pursuant to the Director Compensation Policy were made under the 2019 Plan and are thus subject to the non-employee director compensation limits detailed in the 2019 Plan. Options and RSUs granted to our non-employee directors under the 2019 Plan pursuant to the Director Compensation Policy will vest in full upon the occurrence of a change in control (as defined in the 2019 Plan) prior to the termination of the director’s continuous service.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, by contracting with a broker at a time when they are not in possession of material non-public information about the Company and then buy or sell our common stock on a periodic basis under the plan. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them during the life of the plan. The director or officer may amend a Rule 10b5-1 plan and terminate a plan under some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material non-public information subject to compliance with the terms of our insider trading policy and our pre-clearance procedures.
Equity Compensation Plan Information
The following table provides information as of December 31, 2023, about:
•	the number of shares of common stock subject to issuance upon exercise of outstanding stock options and vesting of RSUs under plans adopted by us;
•	the weighted-average exercise price of outstanding stock options under plans adopted by us; and
•	the number of shares of common stock available for future issuance under: the 2016 Plan, the 2019 Plan and the Vir Biotechnology, Inc. 2019 Employee Stock Purchase Plan (“ESPP“).
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted- average exercise price of outstanding options, warrants and rights (b)($)(1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan(2)	1,560,835	4.93	—
2019 Equity Incentive Plan(3)	14,596,351	34.55	15,467,779
2019 Employee Stock Purchase Plan(4)	—	—	5,760,879
Equity compensation plans not approved by security holders:	—	—	—
Total	16,157,186		21,228,658
(1)	The weighted-average exercise price includes all outstanding stock options but does not include RSUs, which do not have an exercise price.
(2)
Following the adoption of the 2019 Plan, no additional stock awards were granted under the 2016 Plan. Any shares becoming available under the 2016 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2019 Plan.

(3)
The number of shares of common stock reserved for issuance under the 2019 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020, and continuing through and including January 1, 2029, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by the Board. Pursuant to the terms of the 2019 Plan, an additional 6,739,063 shares were added to the number of available shares effective January 1, 2024, which shares are not reflected in the totals above.

(4)
The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2020, and continuing through and including January 1, 2029, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 2,700,000 shares or (iii) such lesser number of shares determined by the Board. Pursuant to the terms of the ESPP, an additional 1,347,812 shares were added to the number of available shares effective January 1, 2024, which shares are not reflected in the totals above.

TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
In October 2019 we adopted a written related person transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person, directly or indirectly, are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities, or any affiliate or member of the immediate family of the foregoing.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Nominating and Corporate Governance Committee or, where review by the Nominating and Corporate Governance Committee would be inappropriate due to a conflict of interest, to the Board or another independent body of the Board, for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, the Nominating and Corporate Governance Committee, the Board or another independent body of the Board takes into account the relevant available facts and circumstances including, but not limited to:
•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the terms of the transaction;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances.
Related Person Transactions
The following includes a summary of transactions with related persons since January 1, 2023, to which we have been a party and in which the amount involved in the transaction exceeded $120,000:
Amendments to GSK Collaboration
On February 8, 2023, we entered into Amendment No. 2 and Amendment No. 3 to the definitive collaboration agreement (the “2020 GSK Agreement”) with Glaxo Wellcome UK Limited (“GW”) and GlaxoSmithKline Biologicals S.A. (“GSK Bio”) (as assignee of the 2020 GSK Agreement from Beecham S.A.) (together “GSK”). Pursuant to Amendment No. 2 to the 2020 GSK Agreement, effective as of March 31, 2022 (the “Effective Date”), we and GSK agreed to remove the program relating to the development and commercialization of vaccine products targeting SARS-CoV-2 and potentially other coronaviruses (the “CoV Vaccine Program”) from the 2020 GSK Agreement, and to wind down and terminate the cost-sharing arrangements and all ongoing activities in relation to the CoV Vaccine Program. As of the Effective Date, the CoV Vaccine Program had not yet advanced to its predefined development candidate stage. We retain the right to progress development of vaccine products directed to SARS-CoV-2 and other coronaviruses independently (including with or for third parties) outside the scope of the 2020 GSK Agreement, subject to the payment of tiered royalties to GSK on net sales of any vaccine products covered by certain GSK intellectual property rights in the low single digits, subject to certain deductions in certain circumstances. Pursuant to Amendment No. 3 to the 2020 GSK Agreement, we and GSK agreed to modify the program relating to the development and commercialization of antibodies targeting SARS-CoV-2 and potentially other coronaviruses to remove from the collaboration all coronavirus antibodies other than sotrovimab and VIR-7832, and certain variants thereof. Sotrovimab and VIR-7832, and certain variants thereof, remain subject to the terms of the 2020 GSK Agreement, and we retain the sole right to progress the development and commercialization of the terminated antibody products independently (including with or for third parties), subject to the payment of tiered royalties to GSK on net sales of such terminated antibody products at percentages ranging from the very low single digits to the mid-single digits, depending on the nature of the antibody product being commercialized, and subject to certain deductions in certain circumstances.
As previously disclosed, we and GW entered into a Definitive Collaboration Agreement on May 18, 2021 (the “DCA”). Under the terms of the DCA, we agreed to collaborate on three separate programs, among them a program to research, develop and commercialize our monoclonal antibodies for the prevention, treatment or prophylaxis of the influenza virus (such program, the “Influenza Program”). On February 21, 2024, we and GW entered into a letter agreement (the “Letter Agreement”) pursuant to which we mutually agreed to terminate our collaboration on the Influenza Program under the DCA. More specifically, pursuant to the Letter Agreement, (i) all influenza products included within the Influenza Program which, as of February 21, 2024, included VIR-2482XX2 (also known as VIR-2372) and VIR-2981 (the “Existing Terminated Influenza Products”), are removed from the scope of the DCA, (ii) our exclusivity obligations to GW under the DCA with respect to the Influenza Program are terminated and of no further force or effect, (iii) GW’s option to VIR-2482 is terminated and of no further force or effect and we will have no further obligations to GW with respect to VIR-2482, (iv) we will make payments of tiered royalties to GW on net sales of any Existing Terminated Influenza Products, and variants or improvements thereof, in the low single digits, subject to certain deductions in certain circumstances, (v) we will have no further obligations to GW with respect to any Existing Terminated Influenza Product or variants or improvements thereof (other than commercially reasonable efforts to develop and commercialize Existing Terminated Influenza Products or variants or improvement thereof in Major Markets (as defined in the DCA)), and (vi) we shall have the right to further develop and commercialize VIR-2482 or any Existing Terminated Influenza Product, and variants or improvements thereof, independently, alone, or via an affiliate or with a third party, in any case without restriction. The Letter Agreement also includes certain clarifications and terminations of specific provisions of the DCA in light of the termination of the collaboration on the Influenza Program, including provisions relating to the parties’ opt-out rights, as well other matters relating to the transfer of technology, materials, documentation and existing manufacturing commitments. Except for the provisions of the Letter Agreement, the DCA remains in force in accordance with its terms. The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which will be filed as an exhibit to a subsequent filing with the SEC.
Other Transactions
We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “Executive Compensation—Agreements with Named Executive Officers.”
We have also granted stock options and restricted stock to our executive officers and certain of our directors. For a description of these equity awards, see the section titled “Executive Compensation.”
Indemnification Agreements
We have entered into indemnification agreements with each of our current directors and executive officers. Our amended and restated certificate of incorporation and our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Vir Biotechnology, Inc., Secretary, 1800 Owens Street, Suite 900, San Francisco, California 94158. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

Vanina de Verneuil, J.D.
Secretary
April 19, 2024
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, is available without charge upon written request to: Secretary, Vir Biotechnology, Inc., 1800 Owens Street, Suite 900, San Francisco, California 94158.

SCAN TO
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VIR BIOTECHNOLOGY, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Withhold
1a. Marianne De Backer, M.Sc., Ph.D., MBA	☐	☐
1b. Norbert Bischofberger, Ph.D.	☐	☐
1c. Ramy Farid, Ph.D.	☐	☐
1d. Robert Nelsen	☐	☐

NOTE: Such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V35236-P05875

VIR BIOTECHNOLOGY, INC.
Annual Meeting of Stockholders
May 29, 2024 9:00 AM PT
This proxy is solicited on behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Marianne De Backer, M.Sc., Ph.D., MBA and Vanina de Verneuil, J.D., or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIR BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PT on May 29, 2024, via the Internet at www.virtualshareholdermeeting.com/VIR2024, including any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting or any postponement or adjournment thereof.

Continued and to be signed on reverse side